Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of KLA-Tencor Corporation

In our opinion, the consolidated financial statements listed in the accompanying index appearing under Item 8.01 present fairly, in all material respects, the financial position of KLA-Tencor Corporation and its subsidiaries at June 30, 2015 and June 30, 2014, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2015 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index appearing under Item 8.01 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 7, 2015

KLA-TENCOR CORPORATION

Consolidated Balance Sheets

	As of June 30,
(In thousands, except par value)	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$838,025	$630,861
Marketable securities	1,549,086	2,521,776
Accounts receivable, net	585,494	492,863
Inventories	617,904	656,457
Deferred income taxes	236,253	215,676
Other current assets	77,814	68,462

Total current assets	3,904,576	4,586,095
Land, property and equipment, net	314,591	330,263
Goodwill	335,263	335,355
Purchased intangibles, net	11,895	27,697
Other non-current assets	259,687	256,436

Total assets	$4,826,012	$5,535,846

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$103,342	$103,422
Deferred system profit	148,691	147,923
Unearned revenue	71,335	59,176
Current portion of long-term debt	16,981	—
Other current liabilities	661,414	585,090

Total current liabilities	1,001,763	895,611
Non-current liabilities:
Long-term debt	3,173,435	745,101
Unearned revenue	47,145	57,500
Other non-current liabilities	182,230	168,288

Total liabilities	4,404,573	1,866,500
Commitments and contingencies (Notes 13 and 14)
Stockholders’ equity:
Preferred stock, $0.001 par value, 1,000 shares authorized, none outstanding	—	—
Common stock, $0.001 par value, 500,000 shares authorized, 259,007 and 257,542 shares issued, 157,851 and 165,448 shares outstanding, as of June 30, 2015 and June 30, 2014, respectively	158	165
Capital in excess of par value	474,216	1,220,339
Retained earnings (accumulated deficit)	(12,362)	2,479,113
Accumulated other comprehensive income (loss)	(40,573)	(30,271)

Total stockholders’ equity	421,439	3,669,346

Total liabilities and stockholders’ equity	$4,826,012	$5,535,846

See accompanying notes to consolidated financial statements.

KLA-TENCOR CORPORATION

Consolidated Statements of Operations

	Year ended June 30,
(In thousands, except per share amounts)	2015	2014	2013
Revenues:
Product	$2,125,396	$2,286,437	$2,247,147
Service	688,653	642,971	595,634

Total revenues	2,814,049	2,929,408	2,842,781

Costs and expenses:
Costs of revenues	1,215,229	1,232,962	1,237,452
Engineering, research and development	530,616	539,469	487,832
Selling, general and administrative	406,864	384,907	387,812
Loss on extinguishment of debt and other, net	131,669	—	—
Interest expense	106,009	53,812	54,176
Other expense (income), net	(10,469)	(16,203)	(15,112)

Income before income taxes	434,131	734,461	690,621
Provision for income taxes	67,973	151,706	147,472

Net income	$366,158	$582,755	$543,149

Net income per share:
Basic	$2.26	$3.51	$3.27

Diluted	$2.24	$3.47	$3.21

Cash dividends declared per share (including a special cash dividend of $16.50 per share declared during the three months ended December 31, 2014)	$18.50	$1.80	$1.60

Weighted-average number of shares:
Basic	162,282	166,016	166,089

Diluted	163,701	168,118	169,260

See accompanying notes to consolidated financial statements.

KLA-TENCOR CORPORATION

Consolidated Statements of Comprehensive Income

	Year ended June 30,
(In thousands)	2015	2014	2013
Net income	$366,158	$582,755	$543,149

Other comprehensive income (loss):
Currency translation adjustments:
Change in currency translation adjustments	(20,740)	6,428	(11,298)
Change in income tax benefit or expense	8,086	(1,232)	(750)

Net change related to currency translation adjustments	(12,654)	5,196	(12,048)

Cash flow hedges:
Change in net unrealized gains or losses	13,745	1,641	4,929
Reclassification adjustments for net gains or losses included in net income	(6,615)	(4,145)	(1,483)
Change in income tax benefit or expense	(2,565)	898	(1,233)

Net change related to cash flow hedges	4,565	(1,606)	2,213

Net change related to unrecognized losses and transition obligations in connection with defined benefit plans	(147)	(617)	(2,255)

Available-for-sale securities:
Change in net unrealized gains or losses	(1,069)	7,212	(2,953)
Reclassification adjustments for net gains or losses included in net income	(2,119)	(2,084)	(2,287)
Change in income tax benefit or expense	1,122	(1,726)	1,827

Net change related to available-for-sale securities	(2,066)	3,402	(3,413)

Other comprehensive income (loss)	(10,302)	6,375	(15,503)

Total comprehensive income	$355,856	$589,130	$527,646

See accompanying notes to consolidated financial statements.

KLA-TENCOR CORPORATION

Consolidated Statements of Stockholders’ Equity

	Common Stock and Capital in Excess of Par Value		Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
(In thousands, except per share amounts)	Shares	Amount
Balances as of June 30, 2012	166,710	$1,089,480	$2,247,258	$(21,143)	$3,315,595
Net income	—	—	543,149	—	543,149
Other comprehensive loss	—	—	—	(15,503)	(15,503)
Net issuance under employee stock plans	4,099	96,989	—	—	96,989
Repurchase of common stock	(5,374)	(107,973)	(165,281)	—	(273,254)
Cash dividends declared ($1.60 per share)	—	—	(265,893)	—	(265,893)
Stock-based compensation expense	—	70,084	—	—	70,084
Tax benefit for equity awards	—	10,985	—	—	10,985

Balances as of June 30, 2013	165,435	1,159,565	2,359,233	(36,646)	3,482,152
Net income	—	—	582,755	—	582,755
Other comprehensive income	—	—	—	6,375	6,375
Net issuance under employee stock plans	3,848	60,320	—	—	60,320
Repurchase of common stock	(3,835)	(76,839)	(164,004)	—	(240,843)
Cash dividends declared ($1.80 per share)	—	—	(298,871)	—	(298,871)
Stock-based compensation expense	—	60,940	—	—	60,940
Tax benefit for equity awards	—	16,518	—	—	16,518

Balances as of June 30, 2014	165,448	1,220,504	2,479,113	(30,271)	3,669,346
Net income	—	—	366,158	—	366,158
Other comprehensive loss	—	—	—	(10,302)	(10,302)
Net issuance under employee stock plans	1,658	16,186	—	—	16,186
Repurchase of common stock	(9,255)	(26,891)	(581,965)	—	(608,856)
Cash dividends declared ($18.50 per share including a special cash dividend of $16.50 per share declared during the three months ended December 31, 2014)	—	(807,391)	(2,275,668)	—	(3,083,059)
Stock-based compensation expense	—	55,302	—	—	55,302
Tax benefit for equity awards	—	16,664	—	—	16,664

Balances as of June 30, 2015	157,851	$474,374	$(12,362)	$(40,573)	$421,439

See accompanying notes to consolidated financial statements.

KLA-TENCOR CORPORATION

Consolidated Statements of Cash Flows

	Year Ended June 30,
(In thousands)	2015	2014	2013
Cash flows from operating activities:
Net income	$366,158	$582,755	$543,149
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,536	83,072	87,534
Asset impairment charges	2,126	1,374	1,327
Loss on extinguishment of debt and other, net	131,669	—	—
Net gain on sale of assets	—	—	(1,160)
Non-cash stock-based compensation expense	55,302	60,940	70,084
Deferred income taxes	(24,245)	17,176	4,532
Excess tax benefit from equity awards	(15,403)	(20,554)	(14,198)
Net gain on sale of marketable securities and other investments	(2,119)	(5,920)	(2,287)
Changes in assets and liabilities, net of impact of acquisition of business:
Decrease (increase) in accounts receivable, net	(118,520)	32,591	159,245
Decrease (increase) in inventories	27,500	(26,173)	14,787
Decrease (increase) in other assets	11,135	(26,265)	6,035
Increase (decrease) in accounts payable	848	(12,333)	(22,812)
Increase (decrease) in deferred system profit	768	(10,042)	10,748
Increase in other liabilities	90,151	102,265	56,204

Net cash provided by operating activities	605,906	778,886	913,188

Cash flows from investing activities:
Acquisition of non-marketable securities	—	(1,345)	—
Acquisition of business	—	(18,000)	—
Capital expenditures, net	(45,791)	(67,502)	(74,573)
Proceeds from sale of assets	—	3,836	1,838
Purchase of available-for-sale securities	(1,731,551)	(1,834,223)	(1,588,093)
Proceeds from sale of available-for-sale securities	1,993,396	987,512	1,117,511
Proceeds from maturity of available-for-sale securities	699,108	251,876	300,209
Purchase of trading securities	(60,808)	(64,053)	(40,850)
Proceeds from sale of trading securities	63,867	65,790	42,511

Net cash provided by (used in) investing activities	918,221	(676,109)	(241,447)

Cash flows from financing activities:
Proceeds from issuance of debt, net of issuance costs	3,224,906	—	—
Repayment of debt	(916,117)	—	—
Issuance of common stock	47,008	112,221	126,121
Tax withholding payments related to vested and released restricted stock units	(30,229)	(51,948)	(29,682)
Common stock repurchases	(602,888)	(240,843)	(273,254)
Payment of dividends to stockholders	(3,041,055)	(298,871)	(265,893)
Excess tax benefit from equity awards	15,403	20,554	14,198

Net cash used in financing activities	(1,302,972)	(458,887)	(428,510)

Effect of exchange rate changes on cash and cash equivalents	(13,991)	1,581	(9,135)

Net increase (decrease) in cash and cash equivalents	207,164	(354,529)	234,096
Cash and cash equivalents at beginning of period	630,861	985,390	751,294

Cash and cash equivalents at end of period	$838,025	$630,861	$985,390

Supplemental cash flow disclosures:
Income taxes paid, net	$69,681	$117,348	$120,342
Interest paid	$92,982	$52,474	$53,693
Non-cash activities:
Purchase of land, property and equipment—investing activities	$1,843	$3,457	$6,839
Dividends payable—financing activities	$42,002	$—	$—

See accompanying notes to consolidated financial statements.

KLA-TENCOR CORPORATION

Notes to Consolidated Financial Statements

NOTE 1— SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Operations and Principles of Consolidation. KLA-Tencor Corporation (“KLA-Tencor” or the “Company”) is a leading supplier of process control and yield management solutions for the semiconductor and related nanoelectronics industries. Headquartered in Milpitas, California, KLA-Tencor has subsidiaries both in the United States and in key markets throughout the world.

The Consolidated Financial Statements include the accounts of KLA-Tencor and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Management Estimates. The preparation of the Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in applying the Company’s accounting policies that affect the reported amounts of assets and liabilities (and related disclosure of contingent assets and liabilities) at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash Equivalents and Marketable Securities. All highly liquid debt instruments with original or remaining maturities of less than three months at the date of purchase are considered to be cash equivalents. Marketable securities are generally classified as available-for-sale for use in current operations, if required, and are reported at fair value, with unrealized gains and losses, net of tax, presented as a separate component of stockholders’ equity under the caption “Accumulated other comprehensive income (loss).” All realized gains and losses and unrealized losses resulting from declines in fair value that are other than temporary are recorded in earnings in the period of occurrence. The specific identification method is used to determine the realized gains and losses on investments. For all investments in debt and equity securities, the Company assesses whether the impairment is other than temporary. If the fair value of a debt security is less than its amortized cost basis, an impairment is considered other than temporary if (i) the Company has the intent to sell the security or it is more likely than not that the Company will be required to sell the security before recovery of its entire amortized cost basis, or (ii) the Company does not expect to recover the entire amortized cost of the security. If an impairment is considered other than temporary based on condition (i), the entire difference between the amortized cost and the fair value of the security is recognized in earnings. If an impairment is considered other than temporary based on condition (ii), the amount representing credit losses, defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis of the debt security, will be recognized in earnings, and the amount relating to all other factors will be recognized in other comprehensive income (loss). The Company evaluates both qualitative and quantitative factors such as duration and severity of the unrealized losses, credit ratings, default and loss rates of the underlying collateral, structure and credit enhancements to determine if a credit loss may exist.

Non-Marketable Equity Securities and Other Investments. KLA-Tencor acquires certain equity investments for the promotion of business and strategic objectives, and, to the extent these investments continue to have strategic value, the Company typically does not attempt to reduce or eliminate the inherent market risks. Non-marketable equity securities and other investments are recorded at historical cost. Non-marketable equity securities and other investments are included in “Other non-current assets” on the balance sheet. Non-marketable equity securities are subject to a periodic impairment review; however, there are no open-market valuations, and the impairment analysis requires significant judgment. This analysis includes assessment of the investee’s financial condition, the business outlook for its products and technology, its projected results and cash flow, the likelihood of obtaining subsequent rounds of financing and the impact of any relevant contractual equity preferences held by the Company or others.

Variable Interest Entities. KLA-Tencor uses a qualitative approach in assessing the consolidation requirement for variable interest entities. The approach focuses on identifying which enterprise has the power to direct the activities that most significantly impact the variable interest entity’s economic performance and which enterprise has the obligation to absorb losses or the right to receive benefits from the variable interest entity. In the event that the Company is the primary beneficiary of a variable interest entity, the assets, liabilities, and results of operations of the variable interest entity will be included in the Company’s Consolidated Financial Statements. The Company has concluded that none of the Company’s equity investments require consolidation as per the Company’s most recent qualitative assessment.

Inventories. Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Demonstration units are stated at their manufacturing cost and written down to their net realizable value. The Company reviews and sets standard costs semi-annually at current manufacturing costs in order to approximate actual costs. The Company’s manufacturing overhead standards for product costs are calculated assuming full absorption of forecasted spending over projected volumes, adjusted for excess capacity. Abnormal inventory costs such as costs of idle facilities, excess freight and handling costs, and spoilage are recognized as current period charges. The Company writes down product inventory based on forecasted demand and technological obsolescence and service spare parts inventory based on forecasted usage. These factors are impacted by market and economic conditions, technology changes, new product introductions and changes in strategic direction and require estimates that may include uncertain elements. Actual demand may differ from forecasted demand, and such differences may have a material effect on recorded inventory values.

Allowance for Doubtful Accounts. A majority of the Company’s trade receivables are derived from sales to large multinational semiconductor manufacturers throughout the world. In order to monitor potential credit losses, the Company performs ongoing credit evaluations of its customers’ financial condition. An allowance for doubtful accounts is maintained for probable credit losses based upon the Company’s assessment of the expected collectibility of the accounts receivable. The allowance for doubtful accounts is reviewed on a quarterly basis to assess the adequacy of the allowance.

Property and Equipment. Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation of property and equipment is based on the straight-line method over the estimated useful lives of the assets. The following table sets forth the estimated useful life for various asset categories:

Asset Category	Period
Buildings	30 to 35 years
Leasehold improvements	Shorter of 10 to 15 years or lease term
Machinery and equipment	2 to 5 years
Office furniture and fixtures	5 to 7 years

Construction-in-process assets are not depreciated until the assets are placed in service. Depreciation expense for the fiscal years ended June 30, 2015, 2014 and 2013 was $55.8 million, $51.1 million and $49.3 million, respectively.

Business Combinations. KLA-Tencor allocates the fair value of the purchase consideration of the Company’s acquisitions to the tangible assets, liabilities, and intangible assets acquired, including in-process research and development (“IPR&D”), based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. IPR&D is initially capitalized at fair value as an intangible asset with an indefinite life and assessed for impairment thereafter. When a project underlying reported IPR&D is completed, the corresponding amount of IPR&D is reclassified as an amortizable purchased intangible asset and is amortized over the asset’s estimated useful life. Acquisition-related expenses and restructuring costs are recognized separately from the business combination and are expensed as incurred.

Goodwill and Intangible Assets. KLA-Tencor assesses goodwill for impairment annually as well as whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Long-lived intangible assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. See Note 6, “Goodwill and Purchased Intangible Assets” for a detailed description.

Impairment of Long-Lived Assets. KLA-Tencor evaluates the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset, including disposition, are less than the carrying value of the asset. Such an impairment charge would be measured as the excess of the carrying value of the asset over its fair value.

Concentration of Credit Risk. Financial instruments that potentially subject KLA-Tencor to significant concentrations of credit risk consist primarily of cash equivalents, short-term marketable securities, trade accounts receivable and derivative financial instruments used in hedging activities. The Company invests in a variety of financial instruments, such as, but not limited to, certificates of deposit, corporate debt and municipal securities, United States Treasury and Government agency securities, and equity securities and, by policy, limits the amount of credit exposure with any one financial institution or commercial issuer. The Company has not experienced any material credit losses on its investments.

A majority of the Company’s trade receivables are derived from sales to large multinational semiconductor manufacturers located throughout the world, with a majority located in Asia. In recent years, the Company’s customer base has become increasingly concentrated due to corporate consolidation, acquisitions and business closures, and to the extent that these customers experience liquidity issues in the future, the Company may be required to incur additional bad debt expense with respect to trade receivables. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral to secure accounts receivable. The Company maintains an allowance for potential credit losses based upon expected collectibility risk of all accounts receivable. In addition, the Company may utilize letters of credit or non-recourse factoring to mitigate credit risk when considered appropriate.

The Company is exposed to credit loss in the event of non-performance by counterparties on the foreign exchange contracts that the Company uses in hedging activities and in certain factoring transactions. These counterparties are large international financial institutions, and to date no such counterparty has failed to meet its financial obligations to the Company under such contracts.

The following customers each accounted for more than 10% of total revenues for the indicated periods:

Year ended June 30,
2015	2014	2013
Intel Corporation	Intel Corporation	Intel Corporation

Samsung Electronics Co., Ltd.	Samsung Electronics Co., Ltd.	Taiwan Semiconductor Manufacturing Company Limited

Taiwan Semiconductor Manufacturing Company Limited	Taiwan Semiconductor Manufacturing Company Limited

The following customers each accounted for more than 10% of net accounts receivable as of the dates indicated below:

As of June 30,
2015	2014
Taiwan Semiconductor Manufacturing Company Limited	Intel Corporation

Taiwan Semiconductor Manufacturing Company Limited

Foreign Currency. The functional currencies of KLA-Tencor’s foreign subsidiaries are the local currencies, except as described below. Accordingly, all assets and liabilities of these foreign operations are translated to U.S. dollars at current period end exchange rates, and revenues and expenses are translated to U.S. dollars using average exchange rates in effect during the period. The gains and losses from foreign currency translation of these subsidiaries’ financial statements are recorded directly into a separate component of stockholders’ equity under the caption “Accumulated other comprehensive income (loss).”

The Company’s manufacturing subsidiaries in Singapore, Israel, Germany and China use the U.S. dollar as their functional currency. Accordingly, monetary assets and liabilities in non-functional currency of these subsidiaries are remeasured using exchange rates in effect at the end of the period. Revenues and costs in local currency are remeasured using average exchange rates for the period, except for costs related to those balance sheet items that are remeasured using historical exchange rates. The resulting remeasurement gains and losses are included in the Consolidated Statements of Operations as incurred.

Derivative Financial Instruments. KLA-Tencor uses financial instruments, such as forward exchange contracts and currency options, to hedge a portion of, but not all, existing and forecasted foreign currency denominated transactions. The purpose of the Company’s foreign currency program is to manage the effect of exchange rate fluctuations on certain foreign currency denominated revenues, costs and eventual cash flows. The effect of exchange rate changes on forward exchange contracts is expected to offset the effect of exchange rate changes on the underlying hedged items. The Company believes these financial instruments do not subject the Company to speculative risk that would otherwise result from changes in currency exchange rates.

All of the Company’s derivative financial instruments are recorded at fair value based upon quoted market prices for comparable instruments adjusted for risk of counterparty non-performance. For derivative instruments designated and qualifying as cash flow hedges of forecasted foreign currency denominated transactions expected to occur within twelve months, the effective portion of the gain or loss on these hedges is reported as a component of “Accumulated other comprehensive income (loss)” in stockholders’ equity, and is reclassified into earnings when the hedged transaction affects earnings. If the transaction being hedged fails to occur, or if a portion of any derivative is (or becomes) ineffective, the gain or loss on the associated financial instrument is recorded immediately in earnings. For derivative instruments used to hedge existing foreign currency denominated assets or liabilities, the gains or losses on these hedges are recorded immediately in earnings to offset the changes in the fair value of the assets or liabilities being hedged.

Warranty. The Company provides standard warranty coverage on its systems for 40 hours per week for 12 months, providing labor and parts necessary to repair the systems during the warranty period. The Company accounts for the estimated warranty cost as a charge to costs of revenues when revenue is recognized. The estimated warranty cost is based on historical product performance and field expenses. Utilizing actual service records, the Company calculates the average service hours and parts expense per system and applies the actual labor and overhead rates to determine the estimated warranty charge. The Company updates these estimated charges on a regular basis. The actual product performance and/or field expense profiles may differ, and in those cases the Company adjusts its warranty accruals accordingly (see Note 13, “Commitments and Contingencies”).

Revenue Recognition. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectibility is reasonably assured. The Company derives revenue from three sources-sales of systems, spare parts and services. In general, the Company recognizes revenue for systems when the system has been installed, is operating according to predetermined specifications and is accepted by the customer. When the Company has demonstrated a history of successful installation and acceptance, the Company recognizes revenue upon delivery and customer acceptance. Under certain circumstances, however, the Company recognizes revenue prior to acceptance from the customer, as follows:

•	When the customer fab has previously accepted the same tool, with the same specifications, and when the Company can objectively demonstrate that the tool meets all of the required acceptance criteria.

•	When system sales to independent distributors have no installation requirement, contain no acceptance agreement, and 100% payment is due based upon shipment.

•	When the installation of the system is deemed perfunctory.

•	When the customer withholds acceptance due to issues unrelated to product performance, in which case revenue is recognized when the system is performing as intended and meets predetermined specifications.

In circumstances in which the Company recognizes revenue prior to installation, the portion of revenue associated with installation is deferred based on estimated fair value, and that revenue is recognized upon completion of the installation.

In many instances, products are sold in stand-alone arrangements. Services are sold separately through renewals of annual maintenance contracts. The Company has multiple element revenue arrangements in cases where certain elements of a sales arrangement are not delivered and accepted in one reporting period. To determine the relative fair value of each element in a revenue arrangement, the Company allocates arrangement consideration based on the selling price hierarchy. For substantially all of the arrangements with multiple deliverables pertaining to products and services, the Company uses vendor-specific objective evidence (“VSOE”) or third-party evidence (“TPE”) to allocate the selling price to each deliverable. The Company determines TPE based on historical prices charged for products and services when sold on a stand-alone basis. When the Company is unable to establish relative selling price using VSOE or TPE, the Company uses estimated selling price (“ESP”) in its allocation of arrangement consideration. The objective of ESP is to determine the price at which the Company would transact a sale if the product or service were sold on a stand-alone basis. ESP could potentially be used for new or customized products. The Company regularly reviews relative selling prices and maintains internal controls over the establishment and updates of these estimates.

In a multiple element revenue arrangement, the Company defers revenue recognition associated with the relative fair value of each undelivered element until that element is delivered to the customer. To be considered a separate element, the product or service in question must represent a separate unit of accounting, which means that such product or service must fulfill the following criteria: (a) the delivered item(s) has value to the customer on a stand-alone basis; and (b) if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the Company. If the arrangement does not meet all the above criteria, the entire amount of the sales contract is deferred until all elements are accepted by the customer.

Trade-in rights are occasionally granted to customers to trade in tools in connection with subsequent purchases. The Company estimates the value of the trade-in right and reduces the revenue recognized on the initial sale. This amount is recognized at the earlier of the exercise of the trade-in right or the expiration of the trade-in right.

Spare parts revenue is recognized when the product has been shipped, risk of loss has passed to the customer and collection of the resulting receivable is probable.

Service and maintenance contract revenue is recognized ratably over the term of the maintenance contract. Revenue from services performed in the absence of a maintenance contract, including consulting and training revenue, is recognized when the related services are performed and collectibility is reasonably assured.

The Company sells stand-alone software that is subject to the software revenue recognition guidance. The Company periodically reviews selling prices to determine whether VSOE exists, and in situations where the Company is unable to establish VSOE for undelivered elements, such as post-contract service, revenue is recognized ratably over the term of the service contract.

The Company also defers the fair value of non-standard warranty bundled with equipment sales as unearned revenue. Non-standard warranty includes services incremental to the standard 40-hour per week coverage for 12 months. Non-standard warranty is recognized ratably as revenue when the applicable warranty term period commences.

The deferred system profit balance equals the amount of deferred system revenue that was invoiced and due on shipment, less applicable product and warranty costs. Deferred system revenue represents the value of products that have been shipped and billed to customers which have not met the Company’s revenue recognition criteria. Deferred system profit does not include the profit associated with product shipments to certain customers in Japan, to whom title does not transfer until customer acceptance. Shipments to such customers in Japan are classified as inventory at cost until the time of acceptance.

Research and Development Costs. Research and development costs are expensed as incurred.

Strategic Development Agreements. Gross engineering, research and development expenses were partially offset by $1.9 million, $8.2 million and $12.4 million in external funding received under certain strategic development programs, primarily from government grants, in the fiscal years ended June 30, 2015, 2014 and 2013, respectively.

Shipping and Handling Costs. Shipping and handling costs are included as a component of cost of sales.

Accounting for Stock-Based Compensation Plans. The Company accounts for stock-based awards granted to employees for services based on the fair value of those awards. The fair value of stock-based awards is measured at the grant date and is recognized as expense over the employee’s requisite service period. The fair value for restricted stock units granted without “dividend equivalent” rights is determined using the closing price of the Company’s common stock on the grant date, adjusted to exclude the present value of dividends which are not accrued on the restricted stock units. The fair value for restricted stock units granted with “dividend equivalent” rights is determined using the closing price of the Company’s common stock on the grant date. The award holder is not entitled to received payments under dividend equivalent rights unless the associated restricted stock unit award vests (i.e., the award holder is entitled to receive credits, payable in cash or shares of the Company’s common stock, equal to the cash dividends that would have been received on the shares of common stock underlying the restricted stock units had the shares been issued and outstanding on the dividend record date, but such dividend equivalents are only paid subject to the recipient satisfying the vesting requirements of the underlying award). The fair value is determined using a Black-Scholes valuation model for purchase rights under the Employee Stock Purchase Plan.

The Black-Scholes option-pricing model requires the input of assumptions, including the option’s expected term and the expected price volatility of the underlying stock. The expected stock price volatility assumption is based on the market-based historical implied volatility from traded options of the Company’s common stock. The Company has elected not to include the indirect tax effects of stock-based compensation deductions when calculating the windfall benefits and therefore recognizes the full effect of these deductions in the income statement in the period in which the taxable event occurs.

Accounting for Cash-Based Long-Term Incentive Compensation. Cash-based long-term incentive (“Cash LTI”) awards issued to employees under the Company’s Cash LTI program vest in four equal installments, with 25% of the aggregate amount of the Cash LTI award vesting on each yearly anniversary of the grant date over a four-year period. In order to receive payments under a Cash LTI award, participants must remain employed by the Company as of the applicable award vesting date. Compensation expense related to the Cash LTI awards is recognized over the vesting term, which is adjusted for the impact of estimated forfeitures.

Accounting for Non-qualified Deferred Compensation Plan. The Company has a non-qualified deferred compensation plan (known as “Executive Deferred Savings Plan”) under which certain executives and non-employee directors may defer a portion of their compensation. Participants are credited with returns based on their allocation of their account balances among measurement funds. The Company controls the investment of these funds, and the participants remain general creditors of the Company. The Company invests these funds in certain mutual funds and such investments are classified as trading securities on the consolidated balance sheets. Distributions from the Executive Deferred Savings Plan commence following a participant’s retirement or termination of employment or on a specified date allowed per the Executive Deferred Savings Plan provisions, except in cases where such distributions are required to be delayed in order to avoid a prohibited distribution under Internal Revenue Code Section 409A. Participants can generally elect the distributions to be paid in lump sum or quarterly cash payments over a scheduled period for up to 15 years and are allowed to make subsequent changes to their existing elections as permissible under the Executive Deferred Savings Plan provisions. The liability associated with the Executive Deferred Savings Plan is included as a component of other current liabilities on the consolidated balance sheet. Changes in the Executive Deferred Savings Plan liability is recorded in selling, general and administrative expense in the consolidated statements of operations. The changes in the liability included in selling, general and administrative expense were $10.4 million, $24.4 million and $14.2 million for the fiscal years ended June 30, 2015, 2014 and 2013 respectively. The Company also has a deferred compensation asset that corresponds to the liability under the Executive Deferred Savings Plan and it is included as a component of other non-current assets on the consolidated balance sheet. Changes in the Executive Deferred Savings Plan assets are recorded as gains (losses), net in selling, general and administrative expense in the consolidated statements of operations. The amount of gains (losses), net included in selling, general and administrative expense were $10.4 million, $24.8 million and $14.1 million for the fiscal years ended June 30, 2015, 2014 and 2013, respectively.

Advertising Expenses. Advertising costs are expensed as incurred.

Income Taxes. The Company accounts for income taxes in accordance with the authoritative guidance, which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. The guidance also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that certain deferred tax asset will not be realized. The Company has determined that a valuation allowance is necessary against certain deferred tax assets, but it anticipates that its future taxable income will be sufficient to recover the remainder of its deferred tax assets. However, should there be a change in the Company’s ability to recover its deferred tax assets that are not subject to a valuation allowance, the Company could be required to record an additional valuation allowance against such deferred tax assets. This would result in an increase to the Company’s tax provision in the period in which the Company determines that the recovery is not probable.

The Company applies a two-step approach, based on authoritative guidance, to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained in audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. The Company reevaluates these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity. Any change in these factors could result in the recognition of a tax benefit or an additional charge to the tax provision.

Earnings Per Share. Basic earnings per share (“EPS”) is calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is calculated by using the weighted-average number of common shares outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the dilutive potential shares of common stock had been issued. The dilutive effect of outstanding options and restricted stock units is reflected in diluted earnings per share by application of the treasury stock method. The dilutive securities are excluded from the computation of diluted net loss per share when a net loss is recorded for the period as their effect would be anti-dilutive.

Contingencies and Litigation. The Company is subject to the possibility of losses from various contingencies. Considerable judgment is necessary to estimate the probability and amount of any loss from such contingencies. An accrual is made when it is probable that a liability has been incurred or an asset has been impaired and the amount of loss can be reasonably estimated. The Company accrues a liability and recognizes as expense the estimated costs expected to be incurred over the next twelve months to defend or settle asserted and unasserted claims existing as of the balance sheet date. See Note 13, “Commitments and Contingencies” and Note 14, “Litigation and Other Legal Matters” for a detailed description.

Reclassifications. Certain reclassifications have been made to prior year financial statements to conform to the current year presentation. The reclassifications had no effect on the Consolidated Statements of Operations, Comprehensive Income, Stockholder’s Equity and Cash Flows.

Recent Accounting Pronouncements

Recently Adopted

In July 2013, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update that provides guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. Under this accounting standard update, in most circumstances, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the Company’s financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward. This accounting standard update became effective for the Company’s interim period ended September 30, 2014, and the adoption did not have a material impact on the Company’s consolidated financial statements.

In June 2014, the FASB issued an accounting standard update regarding stock-based compensation that clarifies the accounting treatment when terms of an award provide that a performance target could be achieved after the requisite service period ends. The update requires that a performance target that affects vesting that could be achieved after the requisite service period ends be treated as a performance condition. The update is effective for the Company beginning in the first quarter of the Company’s fiscal year ending June 30, 2017, with early adoption permitted. The Company early adopted this accounting standard update in the third quarter of the fiscal year ended June 30, 2015 and the adoption did not have a material impact on the Company’s consolidated financial statements.

In April 2015, the FASB issued accounting standards update regarding simplification of the presentation of debt issuance costs, which requires that debt issuance costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The update is effective for the Company beginning in the first quarter of the fiscal year ending June 30, 2017. Earlier adoption is permitted for financial statements that have not been previously issued and the Company is required to apply the guidance on a retrospective basis with additional disclosure requirements upon transition. The Company early adopted this accounting standard update in the fourth quarter of our fiscal year ended June 30, 2015 and the adoption did not have a material impact on its consolidated financial statements.

Updates Not Yet Effective

In May 2014, the FASB issued an accounting standard update regarding revenue from customer contracts to transfer goods and services or non-financial assets unless the contracts are covered by other standards (for example, insurance or lease contracts). Under the new guidance, an entity should recognize revenue in connection with the transfer of promised goods or services to customers in an amount that reflects the consideration that the entity expects to be entitled to receive in exchange for those goods or services. In addition, the new standard requires that reporting companies disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The updates are effective for the Company beginning in the first quarter of the fiscal year ending June 30, 2018. In July 2015, the FASB announced a deferral of the effective date by one year, with early adoption on the original effective date permitted. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

In April 2015, the FASB issued an accounting standard update for customer’s cloud based fees. The guidance changes what a customer must consider in determining whether a cloud computing arrangement contains a software license. If the arrangement contains a software license, the customer would account for the fees related to the software license element in accordance with guidance related to internal use software; if the arrangement does not contain a software license, the customer would account for the arrangement as a service contract. The update is effective for the Company beginning in the first quarter of the Company’s fiscal year ending June 30, 2017, with early adoption permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

In July 2015, the FASB issued an accounting standard update for the subsequent measurement of inventory. The amended guidance requires entities to measure inventory at the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The requirement would replace the current lower of cost or market evaluation and the accounting guidance is unchanged for inventory measured using last-in, first-out (“LIFO”) or the retail inventory method. The update is effective for the Company beginning in the first quarter of the Company’s fiscal year ending June 30, 2018, with early adoption permitted to be applied prospectively. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

NOTE 2 — FAIR VALUE MEASUREMENTS

The Company’s financial assets and liabilities are measured and recorded at fair value, except for certain equity investments in privately-held companies. These equity investments are generally accounted for under the cost method of accounting and are periodically assessed for other-than-temporary impairment when an event or circumstance indicates that an other-than-temporary decline in value may have occurred. The Company’s non-financial assets, such as goodwill, intangible assets, and land, property and equipment, are recorded at cost and are assessed for impairment when an event or circumstance indicates that an other-than-temporary decline in value may have occurred.

Fair Value of Financial Instruments. KLA-Tencor has evaluated the estimated fair value of financial instruments using available market information and valuations as provided by third-party sources. The use of different market assumptions and/or estimation methodologies could have a significant effect on the estimated fair value amounts. The fair value of the Company’s cash equivalents, accounts receivable, accounts payable and other current liabilities approximate their carrying amounts due to the relatively short maturity of these items.

Fair Value Hierarchy. The authoritative guidance for fair value measurements establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1	Valuations based on quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2	Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3	Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company’s financial instruments were classified within Level 1 or Level 2 of the fair value hierarchy as of June 30, 2015, because they were valued using quoted market prices, broker/dealer quotes or alternative pricing sources with reasonable levels of price transparency. As of June 30, 2015, the types of instruments valued based on quoted market prices in active markets included money market funds, U.S. Treasury securities, certain sovereign securities and certain U.S. Government agency securities. Such instruments are generally classified within Level 1 of the fair value hierarchy.

As of June 30, 2015, the types of instruments valued based on other observable inputs included corporate debt securities, municipal securities and certain U.S. Government agency securities and sovereign securities. The market inputs used to value these instruments generally consist of market yields, reported trades and broker/dealer quotes. Such instruments are generally classified within Level 2 of the fair value hierarchy.

The principal market in which the Company executes its foreign currency contracts is the institutional market in an over-the-counter environment with a relatively high level of price transparency. The market participants usually are large financial institutions. The Company’s foreign currency contracts’ valuation inputs are based on quoted prices and quoted pricing intervals from public data sources and do not involve management judgment. These contracts are typically classified within Level 2 of the fair value hierarchy.

Financial assets (excluding cash held in operating accounts and time deposits) and liabilities measured at fair value on a recurring basis as of the date indicated below were presented on the Company’s Consolidated Balance Sheet as follows:

As of June 30, 2015 (In thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Assets
Cash equivalents:
U.S. Government agency securities	$7,500	$7,500	$—
Corporate debt securities	13,099	—	13,099
Money market and other	611,385	611,385	—
Marketable securities:
U.S. Treasury securities	275,555	275,555	—
U.S. Government agency securities	564,768	556,019	8,749
Municipal securities	31,816	—	31,816
Corporate debt securities	612,862	—	612,862
Sovereign securities	57,093	8,976	48,117

Total cash equivalents and marketable securities(1)	2,174,078	1,459,435	714,643

Other current assets:
Derivative assets	3,064	—	3,064
Other non-current assets:
Executive Deferred Savings Plan	165,655	91,203	74,452

Total financial assets(1)	$2,342,797	$1,550,638	$792,159

Liabilities
Other current liabilities:
Derivative liabilities	$(3,106)	$—	$(3,106)

Total financial liabilities	$(3,106)	$—	$(3,106)

(1)	Excludes cash of $183.1 million held in operating accounts and time deposits of $29.9 million as of June 30, 2015.

Financial assets (excluding cash held in operating accounts and time deposits) and liabilities measured at fair value on a recurring basis as of the date indicated below were presented on the Company’s Consolidated Balance Sheet as follows:

As of June 30, 2014 (In thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Assets
Cash equivalents:
U.S. Government agency securities	$28,000	$8,000	$20,000
Municipal securities	2,891	—	2,891
Corporate debt securities	68,992	—	68,992
Money market and other	397,517	397,517	—
Marketable securities:
U.S. Treasury securities	384,400	365,401	18,999
U.S. Government agency securities	839,843	811,841	28,002
Municipal securities	93,325	—	93,325
Corporate debt securities	1,155,176	—	1,155,176
Sovereign securities	42,264	9,253	33,011

Total cash equivalents and marketable securities(1)	3,012,408	1,592,012	1,420,396

Other current assets:
Derivative assets	666	—	666
Other non-current assets:
Executive Deferred Savings Plan	159,995	105,311	54,684

Total financial assets(1)	$3,173,069	$1,697,323	$1,475,746

Liabilities
Other current liabilities:
Derivative liabilities	$(898)	$—	$(898)

Total financial liabilities	$(898)	$—	$(898)

(1)	Excludes cash of $106.7 million held in operating accounts and time deposits of $33.5 million as of June 30, 2014.

There were no transfers in and out of Level 1 and Level 2 fair value measurements during the fiscal year ended June 30, 2015 or 2014. The Company did not have any assets or liabilities measured at fair value on a recurring basis within Level 3 fair value measurements as of June 30, 2015 or 2014.

NOTE 3 — FINANCIAL STATEMENT COMPONENTS

Consolidated Balance Sheets

	As of June 30,
(In thousands)	2015	2014
Accounts receivable, net:
Accounts receivable, gross	$607,157	$514,690
Allowance for doubtful accounts	(21,663)	(21,827)

	$585,494	$492,863

Inventories:
Customer service parts	$209,726	$203,194
Raw materials	194,218	221,612
Work-in-process	156,820	171,249
Finished goods	57,140	60,402

	$617,904	$656,457

Other current assets:
Prepaid expenses(1)	$37,006	$34,743
Income tax related receivables	32,850	27,452
Other current assets	7,958	6,267

	$77,814	$68,462

Land, property and equipment, net:
Land	$40,397	$41,848
Buildings and leasehold improvements	316,566	302,537
Machinery and equipment	510,642	491,167
Office furniture and fixtures	21,411	20,945
Construction-in-process	3,152	8,945

	892,168	865,442
Less: accumulated depreciation and amortization	(577,577)	(535,179)

	$314,591	$330,263

Other non-current assets:
Executive Deferred Savings Plan	$165,655	$159,996
Deferred tax assets—long-term	78,648	75,138
Other non-current assets(1)	15,384	21,302

	$259,687	$256,436

Other current liabilities:
Warranty	$36,413	$37,746
Executive Deferred Savings Plan	167,886	160,527
Compensation and benefits	196,682	203,990
Income taxes payable	15,582	15,283
Interest payable	19,395	8,769
Customer credits and advances	93,212	79,373
Other accrued expenses	132,244	79,402

	$661,414	$585,090

Other non-current liabilities:
Pension liabilities	$55,696	$59,908
Income taxes payable	69,018	59,575
Other non-current liabilities	57,516	48,805

	$182,230	$168,288

(1)	Other current assets and other non-current assets balances as of June 30, 2014 on the consolidated balance sheet were adjusted to exclude the debt issuance costs as a result of early adoption of the accounting standards update regarding simplification of the presentation of debt issuance costs, which requires that debt issuance costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. See Note 7, “Debt” for additional details.

Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss) (“OCI”) as of the dates indicated below were as follows:

(In thousands)	Currency Translation Adjustments	Unrealized Gains (Losses) on Available-for-Sale Securities	Unrealized Gains (Losses) on Cash Flow Hedges	Unrealized Gains (Losses) on Defined Benefit Plans	Total
Balance as of June 30, 2015	$(29,925)	$734	$4,553	$(15,935)	$(40,573)

Balance as of June 30, 2014	$(17,271)	$2,800	$(12)	$(15,788)	$(30,271)

The effects on net income of amounts reclassified from accumulated OCI to the Consolidated Statements of Operations for the indicated periods were as follows (in thousands):

	Location in the Consolidated Statements of Operations	Twelve months ended June 30,	Twelve months ended June 30,
Accumulated OCI Components		2015	2014
Unrealized gains (losses) on cash flow hedges from foreign exchange and interest rate contracts	Revenues	$7,615	$3,851
	Costs of revenues	(1,503)	294
	Interest expense	503	—

	Net gains reclassified from accumulated OCI	$6,615	$4,145

Unrealized gains on available-for-sale securities	Other expense (income), net	$2,119	$2,084

The amounts reclassified out of accumulated OCI related to the Company’s defined pension plans, which were recognized as a component of net periodic cost for the fiscal years ended June 30, 2015 and 2014 were $1.3 million and $1.3 million, respectively. For additional details, refer to Note 11, “Employee Benefit Plans.”

Consolidated Statements of Operations

	Year ended June 30,
(In thousands)	2015	2014	2013
Other expense (income), net:
Interest income	$(12,545)	$(13,555)	$(14,976)
Foreign exchange losses, net	1,764	514	1,002
Net realized gains on sale of investments	(2,119)	(2,084)	(2,287)
Other	2,431	(1,078)	1,149

	$(10,469)	$(16,203)	$(15,112)

NOTE 4 — MARKETABLE SECURITIES

The amortized cost and fair value of marketable securities as of the dates indicated below were as follows:

As of June 30, 2015 (In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities	$274,965	$605	$(15)	$275,555
U.S. Government agency securities	571,843	551	(126)	572,268
Municipal securities	31,819	7	(10)	31,816
Corporate debt securities	625,965	511	(515)	625,961
Money market and other	611,385	—	—	611,385
Sovereign securities	57,091	33	(31)	57,093

Subtotal	2,173,068	1,707	(697)	2,174,078
Add: Time deposits(1)	29,941	—	—	29,941
Less: Cash equivalents	654,933	—	—	654,933

Marketable securities	$1,548,076	$1,707	$(697)	$1,549,086

As of June 30, 2014 (In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities	$384,165	$287	$(52)	$384,400
U.S. Government agency securities	867,309	651	(117)	867,843
Municipal securities	96,198	93	(75)	96,216
Corporate debt securities	1,220,794	3,526	(152)	1,224,168
Money market and other	397,517	—	—	397,517
Sovereign securities	42,227	46	(9)	42,264

Subtotal	3,008,210	4,603	(405)	3,012,408
Add: Time deposits(1)	33,509	—	—	33,509
Less: Cash equivalents	524,149	—	(8)	524,141

Marketable securities	$2,517,570	$4,603	$(397)	$2,521,776

(1)	Time deposits excluded from fair value measurements.

KLA-Tencor’s investment portfolio consists of both corporate and government securities that have a maximum maturity of three years. The longer the duration of these securities, the more susceptible they are to changes in market interest rates and bond yields. As yields increase, those securities with a lower yield-at-cost show a mark-to-market unrealized loss. All unrealized losses are due to changes in market interest rates, bond yields and/or credit ratings. The Company believes that it has the ability to realize the full value of all of these investments upon maturity. The following table summarizes the fair value and gross unrealized losses of the Company’s investments that were in an unrealized loss position as of the date indicated below:

As of June 30, 2015 (In thousands)	Fair Value	Gross Unrealized Losses(1)
U.S. Treasury securities	$34,508	$(15)
U.S. Government agency securities	133,933	(126)
Municipal securities	9,776	(10)
Corporate debt securities	286,355	(515)
Sovereign securities	26,729	(31)

Total	$491,301	$(697)

(1)	As of June 30, 2015, the amount of total gross unrealized losses related to investments that had been in a continuous loss position for 12 months or more was immaterial.

The contractual maturities of securities classified as available-for-sale, regardless of their classification on the Company’s Consolidated Balance Sheet, as of the date indicated below were as follows:

As of June 30, 2015 (In thousands)	Amortized Cost	Fair Value
Due within one year	$496,916	$497,121
Due after one year through three years	1,051,160	1,051,965

	$1,548,076	$1,549,086

Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Realized gains on available for sale securities for the fiscal years ended June 30, 2015, 2014 and 2013 were $2.4 million, $2.2 million and $2.5 million, respectively. Realized losses on available for sale securities for the fiscal year ended June 30, 2015, 2014 and 2013 were $0.3 million, $0.1 million and $0.2 million, respectively.

NOTE 5 – BUSINESS COMBINATION

On March 28, 2014, the Company acquired certain assets and liabilities of a privately-held company that developed and sold software to mask manufacturers, semiconductor fabs and mask inspection and review equipment manufacturers, for a total purchase consideration of $18.0 million in cash.

The following table represents the purchase price allocation and summarizes the aggregate fair values of the net assets acquired on the closing date of the acquisition:

(In thousands)	Purchase Price Allocation
Intangibles	$9,400
Goodwill	8,730
Liabilities assumed	(130)

Cash consideration paid	$18,000

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired. The $8.7 million of goodwill was assigned to the Defect Inspection reporting unit.

NOTE 6 — GOODWILL AND PURCHASED INTANGIBLE ASSETS

Goodwill

The following table presents goodwill balances and the movements during the fiscal years ended June 30, 2015 and 2014:

(In thousands)
As of June 30, 2013	$326,635
Acquisition	8,730
Adjustments	(10)

As of June 30, 2014	335,355
Adjustments	(92)

As of June 30, 2015	$335,263

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in prior business combinations. The Company has four reporting units: Defect Inspection, Metrology, Service and Other. As of June 30, 2015, substantially all of the goodwill balance resided within the Defect Inspection reporting unit.

The changes in the gross goodwill balance during the fiscal year ended June 30, 2015 resulted from foreign currency translation adjustments. The changes in the gross goodwill balance during the fiscal year ended June 30, 2014 resulted from the acquisition of certain assets and liabilities of a privately-held company and foreign currency translation adjustments.

The Company performed a qualitative assessment of the goodwill by reporting unit as of November 30, 2014 and concluded that it was more likely than not that the fair value of each of the reporting units exceeded its carrying amount. In assessing the qualitative factors, the Company considered the impact of key factors including change in industry and competitive environment, market capitalization, stock price, earnings multiples, budgeted-to-actual revenue performance from prior year, gross margin and cash flow from operating activities. As such, it was not necessary to perform the two-step quantitative goodwill impairment test at that time. In addition, there have been no significant events or circumstances affecting the valuation of goodwill subsequent to the qualitative assessment performed in the second quarter of the fiscal year ended June 30, 2015. The next annual assessment of the goodwill by reporting unit will be performed in the second quarter of the fiscal year ending June 30, 2016.

Purchased Intangible Assets

The components of purchased intangible assets as of the dates indicated below were as follows:

(In thousands)		As of June 30, 2015			As of June 30, 2014
Category	Range of Useful Lives	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Amount	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Amount
Existing technology	4-7 years	$141,659	$134,664	$6,995	$141,659	$126,567	$15,092
Patents	6-13 years	57,648	56,998	650	57,648	54,398	3,250
Trade name/Trademark	4-10 years	19,893	18,899	994	19,893	17,427	2,466
Customer relationships	6-7 years	54,980	51,724	3,256	54,980	48,915	6,065
Other	0-1 year	17,299	17,299	—	17,299	16,475	824

Total		$291,479	$279,584	$11,895	$291,479	$263,782	$27,697

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable.

For the fiscal years ended June 30, 2015, 2014 and 2013, amortization expense for other intangible assets was $15.8 million, $16.2 million and $20.8 million, respectively. Based on the intangible assets recorded as of June 30, 2015, and assuming no subsequent additions to, or impairment of, the underlying assets, the remaining estimated annual amortization expense is expected to be as follows:

Fiscal year ending June 30:	Amortization (In thousands)
2016	$7,564
2017	2,806
2018	1,525

Total	$11,895

NOTE 7 — DEBT

The following table summarizes the debt of the Company as of June 30, 2015 and June 30, 2014:

	As of June 30, 2015		As of June 30, 2014
	Amount (in thousands)	Effective Interest Rate	Amount (in thousands)	Effective Interest Rate
Fixed-rate 6.900% Senior notes due on May 1, 2018	$—		$750,000	7.001%
Fixed-rate 2.375% Senior notes due on November 1, 2017	250,000	2.396%	—
Fixed-rate 3.375% Senior notes due on November 1, 2019	250,000	3.377%	—
Fixed-rate 4.125% Senior notes due on November 1, 2021	500,000	4.128%	—
Fixed-rate 4.650% Senior notes due on November 1, 2024(1)	1,250,000	4.682%	—
Fixed-rate 5.650% Senior notes due on November 1, 2034	250,000	5.670%	—
Term loans	711,250		—

Total debt	3,211,250		750,000
Unamortized discount	(3,723)		(2,081)
Unamortized debt issuance costs(2)	(17,111)		(2,818)

Total debt	$3,190,416		$745,101

Reported as:
Current portion of long-term debt	$16,981		$—
Long-term debt	3,173,435		745,101

Total debt	$3,190,416		$745,101

(1)	The effective interest rate disclosed above for this series of Senior Notes excludes the impact of the treasury rate lock hedge discussed below. The effective interest rate including the impact of the treasury rate lock hedge was 4.626%.
(2)	The Company early adopted the accounting standard update regarding simplification of the presentation of debt issuance costs, which requires that debt issuance costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. Accordingly, the Company applied the accounting standard update on a retrospective basis by reclassifying the presentation of the debt issuance costs totaling $2.8 million which was originally included in other current and other non-current assets against the long-term debt on the Consolidated Balance Sheet as of June 30, 2014. The change in the classification of the debt issuance costs reduced total assets and total liabilities by $2.8 million as of June 30, 2014. There is no impact to the Company’s Consolidated Statements of Operations, Comprehensive Income, Stockholder’s Equity and Cash Flows for the fiscal year ended June 30, 2014.

As of June 30, 2015, future principal payments for long-term debt, including the current portion, are summarized as follows.

Fiscal year ending June 30,	Amount (In thousands)
2016	$17,500
2017	46,875
2018	315,625
2019	75,000
2020	756,250
Thereafter	2,000,000

Total payments	$3,211,250

Debt Issuance—Senior Notes:

In November 2014, the Company issued $2.50 billion aggregate principal amount of senior, unsecured long-term notes (collectively referred to as “Senior Notes”). The Company issued the Senior Notes as part of the leveraged recapitalization plan under which the proceeds from the Senior Notes in conjunction with the proceeds from the term loans (described below) and cash on hand were used (x) to fund a special cash dividend of $16.50 per share, aggregating to approximately $2.76 billion, (y) to redeem $750 million of 2018 Senior Notes, including associated redemption premiums, accrued interest and other fees and expenses and (z) for other general corporate purposes, including repurchases of shares pursuant to the Company’s stock repurchase program. The interest rate specified for each series of the Senior Notes will be subject to adjustments from time to time if Moody’s Investor Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services (“S&P”) or, under certain circumstances, a substitute rating agency selected by us as a replacement for Moody’s or S&P, as the case may be (a “Substitute Rating Agency”), downgrades (or subsequently upgrades) its rating assigned to the respective series of Senior Notes such that the adjusted rating is below investment grade. If the adjusted rating of any series of Senior Notes from Moody’s (or, if applicable, any Substitute Rating Agency) is decreased to Ba1, Ba2, Ba3 or B1 or below, the stated interest rate on such series of Senior Notes as noted above will increase by 25 bps, 50 bps, 75 bps or 100 bps, respectively (“bps” refers to Basis Points and 1% is equal to 100 bps). If the rating of any series of Senior Notes from S&P (or, if applicable, any Substitute Rating Agency) with respect to such series of Senior Notes is decreased to BB+, BB, BB- or B+ or below, the stated interest rate on such series of Senior Notes as noted above will increase by 25 bps, 50 bps, 75 bps or 100 bps, respectively. The interest rates on any series of Senior Notes will permanently cease to be subject to any adjustment (notwithstanding any subsequent decrease in the ratings by any of Moody’s, S&P and, if applicable, any Substitute Rating Agency) if such series of Senior Notes becomes rated “Baa1” (or its equivalent) or higher by Moody’s (or, if applicable, any Substitute Rating Agency) and “BBB+” (or its equivalent) or higher by S&P (or, if applicable, any Substitute Rating Agency), or one of those ratings if rated by only one of Moody’s, S&P and, if applicable, any Substitute Rating Agency, in each case with a stable or positive outlook. In October 2014, the Company entered into a series of forward contracts to lock the 10-year treasury rate (“benchmark rate”) on a portion of the Senior Notes with a notional amount of $1.00 billion in aggregate. For additional details, refer to Note 16, “Derivative Instruments and Hedging Activities.”

The original discount on the Senior Notes amounted to $4.0 million and is being amortized over the life of the debt. Interest is payable semi-annually on May 1 and November 1 of each year. The debt indenture (the “Indenture”) includes covenants that limit the Company’s ability to grant liens on its facilities and enter into sale and leaseback transactions, subject to certain allowances under which certain sale and leaseback transactions are not restricted. As of June 30, 2015, the Company was in compliance with all of its covenants under the Indenture associated with the Senior Notes.

In certain circumstances involving a change of control followed by a downgrade of the rating of a series of Senior Notes by at least two of Moody’s, S&P and Fitch Inc., unless the Company has exercised its right to redeem the Senior Notes of such series, the Company will be required to make an offer to repurchase all or, at the holder’s option, any part, of each holder’s Senior Notes of that series pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Senior Notes repurchased plus accrued and unpaid interest, if any, on the Senior Notes repurchased, up to, but not including, the date of repurchase.

Based on the trading prices of the Senior Notes on the applicable dates, the fair value of the Senior Notes as of June 30, 2015 and June 30, 2014 was $2.52 billion and $893.7 million, respectively. While the Senior Notes are recorded at cost, the fair value of the long-term debt was determined based on quoted prices in markets that are not active; accordingly, the long-term debt is categorized as Level 2 for purposes of the fair value measurement hierarchy.

Debt Issuance—Credit Facility (Term Loans and Unfunded Revolving Credit Facility):

In November 2014, the Company entered into $750 million of five-year senior unsecured prepayable term loans and a $500 million unfunded revolving credit facility (collectively, the “Credit Facility”) under the Credit Agreement (the “Credit Agreement”). The interest under the Credit Facility will be payable on the borrowed amounts at the London Interbank Offered Rate (“LIBOR”) plus a spread, which is currently 125 bps, and this spread is subject to adjustment in conjunction with the Company’s credit rating downgrades or upgrades. The spread ranges from 100 bps to 175 bps based on the then effective credit rating. The Company is also obligated to pay an annual commitment fee of 15 bps on the daily undrawn balance of the revolving credit facility, which is also subject to an adjustment in conjunction with the Company’s credit rating downgrades or upgrades by Moody’s and S&P. The annual commitment fee ranges from 10 bps to 25 bps on the daily undrawn balance of the revolving credit facility, depending upon the then effective credit rating. Principal payments with respect to the term loans will be made on the last day of each calendar quarter, and any unpaid principal balance of the term loans, including accrued interest, shall be payable on November 14, 2019 (the “Maturity Date”). The Company may prepay the term loans and unfunded revolving credit facility at any time without a prepayment penalty. During the fourth quarter of fiscal year ended June 30, 2015, the Company prepaid additional principal of $20.0 million in addition to the scheduled quarterly payments for the term loans.

Future principal payments for the Company’s term loans (without giving effect for any prepayments made) as of June 30, 2015, are as follows:

Fiscal Quarters Ending	Quarterly Payment (in thousands)
June 30, 2015 through December 31, 2016	$9,375
March 31, 2017 through December 31, 2017	$14,063
March 31, 2018 through September 30, 2019	$18,750
December 31, 2019	$487,500

The Credit Facility requires the Company to maintain an interest expense coverage ratio as described in the Credit Agreement, on a quarterly basis, covering the trailing four consecutive fiscal quarters of no less than 3.50 to 1.00. In addition, the Company is required to maintain the maximum leverage ratio as described in the Credit Agreement, on a quarterly basis, covering the trailing four consecutive fiscal quarters for the fiscal quarters as described below.

Fiscal Quarters Ending	Maximum Leverage Ratio
June 30, 2015	4.25:1.00
September 30, 2015 and December 31, 2015	4.00:1.00
March 31, 2016 through September 30, 2016	3.75:1.00
December 31, 2016 and March 31, 2017	3.50:1.00
Thereafter	3.00:1.00

The Company was in compliance with the financial covenants under the Credit Agreement as of June 30, 2015 and had no outstanding borrowings under the unfunded revolving credit facility.

Debt Redemption:

In December 2014, the Company redeemed the $750 million aggregate principal amount of the 2018 Senior Notes. The redemption resulted in a pre-tax net loss on extinguishment of debt of $131.7 million for the three months ended December 31, 2014 after an offset of a $1.2 million gain upon the termination of the non-designated forward contract entered by the Company in November 2014. The objective of entering into the non-designated forward contract was to lock the treasury rate used to determine the redemption amount of the 2018 Senior Notes. The notional amount of the non-designated forward contract was $750 million. Refer to Note 16, “Derivative Instruments and Hedging Activities.”

NOTE 8 — EQUITY AND LONG-TERM INCENTIVE COMPENSATION PLANS

Equity Incentive Program

As of June 30, 2015, the Company had two plans under which the Company was able to issue equity incentive awards, such as restricted stock units and stock options, to its employees, consultants and members of its Board of Directors: the 2004 Equity Incentive Plan (the “2004 Plan”) and the 1998 Director Plan (the “Outside Director Plan”).

2004 Plan:

The 2004 Plan provides for the grant of options to purchase shares of the Company’s common stock, stock appreciation rights, restricted stock units, performance shares, performance units and deferred stock units to the Company’s employees, consultants and members of its Board of Directors. As of June 30, 2015, 6.1 million shares were available for issuance under the 2004 Plan.

Any 2004 Plan awards of restricted stock units, performance shares, performance units or deferred stock units with a per share or unit purchase price lower than 100% of fair market value on the grant date are counted against the total number of shares issuable under the 2004 Plan as follows, based on the grant date of the applicable award: (a) for any such awards granted before November 6, 2013, the awards counted against the 2004 Plan share reserve as 1.8 shares for every one share subject thereto; and (b) for any such awards granted on or after November 6, 2013, the awards count against the 2004 Plan share reserve as 2.0 shares for every one share subject thereto.

In addition, in November 2013, the Company’s stockholders also approved amendments to the 2004 Plan that included, among other things, giving the plan administrator the ability to grant “dividend equivalent” rights in connection with awards of restricted stock units, performance shares, performance units and deferred stock units before they are fully vested. It allows the plan administrator, at its discretion, to grant a right to receive dividends on the aforementioned awards which may be settled in cash or Company stock at the discretion of the plan administrator subject to meeting the vesting requirement of the underlying awards.

Outside Director Plan

The Outside Director Plan only permits the issuance of stock options to the non-employee members of the Board of Directors. As of June 30, 2015, 1.7 million shares were available for grant under the Outside Director Plan.

Equity Incentive Plans—General Information

The following table summarizes the combined activity under the Company’s equity incentive plans for the indicated periods:

(In thousands)	Available For Grant
Balances as of June 30, 2012	7,969
Restricted stock units granted(1)(3)	(1,899)
Restricted stock units canceled(1)	466
Options canceled/expired/forfeited	207
Plan shares expired(2)	(47)

Balances as of June 30, 2013	6,696
Plan shares increased	2,900
Restricted stock units granted(1)(3)	(1,268)
Restricted stock units canceled(1)	468
Options canceled/expired/forfeited	59
Plan shares expired(2)	(51)

Balances as of June 30, 2014	8,804
Restricted stock units granted(1)(3)	(1,191)
Restricted stock units canceled(1)	196
Options granted/canceled/expired/forfeited	11
Plan shares expired(2)	(10)

Balances as of June 30, 2015(4)	7,810

(1)	The number of restricted stock units provided in this row reflects the application of the award multiplier as described above (1.8x or 2.0x depending on the grant date of the applicable award).
(2)	Represents the portion of shares listed as “Options canceled/expired/forfeited” above that were issued under the Company’s equity incentive plans other than the 2004 Plan and the Outside Director Plan. Because the Company is only currently authorized to issue equity awards under the 2004 Plan and the Outside Director Plan, any equity awards that are canceled, expired or forfeited under any other Company equity incentive plan do not result in additional shares being available to the Company for future grant.
(3)	Includes restricted stock units granted to senior management during the applicable fiscal year with performance-based vesting criteria (in addition to service-based vesting criteria for any of such restricted stock units that are deemed to have been earned). As of June 30, 2015, it had not yet been determined the extent to which (if at all) the performance-based vesting criteria of such restricted stock units had been satisfied. Therefore, this line item includes all such performance-based restricted stock units granted during such fiscal year, reported at the maximum possible number of shares that may ultimately be issuable under such restricted stock units if all applicable performance-based criteria are achieved at their maximum levels and all applicable service-based criteria are fully satisfied (i.e., 0.6 million shares for the fiscal year ended June 30, 2013, 0.6 million shares for the fiscal year ended June 30, 2014 and 0.6 million shares for the fiscal year ended June 30, 2015, which, in each case reflects the application of the 1.8x or 2.0x multiplier described above). The Company has granted only restricted stock units under its equity incentive program since October 2007, except the number of shares subject to outstanding options under the 2004 Plan was adjusted during the three months ended December 31, 2014 due to a proportionate and equitable adjustment under the 2004 Plan provisions as discussed below. For the preceding several years until October 31, 2007, stock options were granted at the market price of the Company’s common stock on the date of grant generally with vesting period terms ranging from one to five years. Restricted stock units may be granted with varying criteria such as service-based and/or performance-based vesting.

(4)	During the fiscal year ended June 30, 2015, the Company adjusted the number of shares subject to outstanding options under the 2004 Plan by an aggregate of 4,245 shares pursuant to a proportionate and equitable adjustment for the effect of the special cash dividend, as required by the 2004 Plan. The total number of outstanding options under the 2004 Plan as well as the associated exercise prices were adjusted to ensure the aggregate intrinsic value remained the same after considering the effect of the special cash dividend. As the adjustment was required by the 2004 Plan, under the authoritative guidance, the adjustment to the outstanding awards did not result in any incremental compensation expense. Additionally, the adjustment did not have an impact on the shares available for future issuance under the 2004 Plan.

The fair value of stock-based awards is measured at the grant date and is recognized as an expense over the employee’s requisite service period. For restricted stock units granted without “dividend equivalent” rights, fair value is calculated using the closing price of the Company’s common stock on the grant date, adjusted to exclude the present value of dividends which are not accrued on those restricted stock units. In November 2013, the Company’s stockholders approved amendments to the 2004 Plan that included, among other things, giving the plan administrator the ability to grant “dividend equivalent” rights in connection with awards of restricted stock units, performance shares, performance units and deferred stock units before they are fully vested as discussed above. The fair value for restricted stock units granted with “dividend equivalent” rights is determined using the closing price of the Company’s common stock on the grant date. As of June 30, 2015, the Company accrued $42.0 million of dividends payable, substantially all of which is related to the special cash dividend for the unvested restricted stock units outstanding as of the dividend record date as well as restricted stock units granted with dividend equivalent rights during the fiscal year ended June 30, 2015, which entitle the holders of such equity awards to the same dividend value per share as holders of common stock subject to meeting the vesting requirements of the underlying equity awards. The fair value for purchase rights under the Company’s Employee Stock Purchase Plan is determined using a Black-Scholes valuation model.

The following table shows pre-tax stock-based compensation expense for the indicated periods:

	Year ended June 30,
(In thousands)	2015	2014	2013
Stock-based compensation expense by:
Costs of revenues	$7,242	$9,101	$11,433
Engineering, research and development	12,259	16,397	19,346
Selling, general and administrative	35,801	35,442	39,305

Total stock-based compensation expense	$55,302	$60,940	$70,084

The following table shows stock-based compensation capitalized as inventory as of the dates indicated below:

(In thousands)	As of June 30,
	2015	2014
Inventory	$3,242	$8,278

Stock Options

The following table summarizes the activity and weighted-average exercise price for stock options under all plans during the fiscal year ended June 30, 2015:

Stock Options	Shares (In thousands)	Weighted-Average Exercise Price
Outstanding stock options as of June 30, 2014	141	$40.70
Granted	4	$32.11
Exercised	(134)	$39.32
Canceled/expired/forfeited	(11)	$39.97

Outstanding stock options as of June 30, 2015 (all outstanding and all vested and exercisable)	—	$—

The Company has not issued any stock options since October 2007. However, during the three months ended December 31, 2014, the Company adjusted the number of shares subject to outstanding options under the 2004 Plan by an aggregate of 4,245 shares pursuant to a proportionate and equitable adjustment for the effect of the special cash dividend, as required by the 2004 Plan. The total number of outstanding options under the 2004 Plan as well as the associated exercise prices were adjusted to ensure the aggregate intrinsic value remained the same after considering the effect of the special cash dividend. As the adjustment was required by the 2004 Plan, the adjustment to the outstanding awards did not result in any incremental compensation expense due to modification of such awards, under the authoritative guidance. Additionally, the adjustment did not have an impact on the shares available for future issuance under the 2004 Plan.

The following table shows the total intrinsic value of options exercised, total cash received from employees and non-employee Board members as a result of stock option exercises and tax benefits realized by the Company in connection with these stock option exercises for the indicated periods:

(In thousands)	Year ended June 30,
	2015	2014	2013
Total intrinsic value of options exercised	$4,549	$18,022	$15,884
Total cash received from employees and non-employee Board members as a result of stock option exercises	$5,892	$72,700	$89,935
Tax benefits realized by the Company in connection with these exercises	$1,989	$5,708	$5,223

The Company generally settles employee stock option exercises with newly issued common shares, except in certain tax jurisdictions where settling such exercises with treasury shares provides the Company or one of its subsidiaries with a tax benefit.

Restricted Stock Units

The following table shows the applicable number of restricted stock units and weighted-average grant date fair value for restricted stock units granted, vested and released, withheld for taxes, and forfeited during the fiscal year ended June 30, 2015 and restricted stock units outstanding as of June 30, 2015 and 2014:

Restricted Stock Units	Shares (In thousands) (1)	Weighted-Average Grant Date Fair Value
Outstanding restricted stock units as of June 30, 2014(2)	3,356	$38.95
Granted(2)	596	$74.48
Vested and released	(765)	$32.50
Withheld for taxes	(405)	$32.50
Forfeited	(108)	$38.90

Outstanding restricted stock units as of June 30, 2015(2)	2,674	$49.36

(1)	Share numbers reflect actual shares subject to awarded restricted stock units. As described above, under the terms of the 2004 Plan, the number of shares subject to each award reflected in this number is multiplied by either 1.8x or 2.0x (depending on the grant date of the award) to calculate the impact of the award on the share reserve under the 2004 Plan.
(2)	Includes restricted stock units granted to senior management during the applicable fiscal year with performance-based vesting criteria (in addition to service-based vesting criteria for any of such restricted stock units that are deemed to have been earned). As of June 30, 2015, it had not yet been determined the extent to which (if at all) the performance-based vesting criteria of such restricted stock units had been satisfied. Therefore, this line item includes all such performance-based restricted stock units, reported at the maximum possible number of shares (i.e., 0.3 million shares for the fiscal year ended June 30, 2013, 0.3 million shares for the fiscal year ended June 30, 2014 and 0.3 million shares for the fiscal year ended June 30, 2015) that may ultimately be issuable under such restricted stock units if all applicable performance-based criteria are achieved at their maximum and all applicable service-based criteria are fully satisfied.

The restricted stock units granted by the Company since the beginning of the fiscal year ended June 30, 2013 generally vest (a) with respect to awards with only service-based vesting criteria, in four equal installments on the first, second, third and fourth anniversaries of the grant date and (b) with respect to awards with both performance-based and service-based vesting criteria, in two equal installments on the third and fourth anniversaries of the grant date, in each case subject to the recipient remaining employed by the Company as of the applicable vesting date. The restricted stock units granted by the Company from the beginning of the fiscal year ended June 30, 2007 through the fiscal year ended June 30, 2012 generally vest in two equal installments on the second and fourth anniversaries of the grant date, subject to the recipient remaining employed by the Company as of the applicable vesting date.

The following table shows the weighted-average grant date fair value per unit for the restricted stock units granted and tax benefits realized by the Company in connection with vested and released restricted stock units for the indicated periods:

(In thousands, except for weighted-average grant date fair value)	Year ended June 30,
	2015	2014	2013
Weighted-average grant date fair value per unit	$74.48	$53.28	$47.71
Tax benefits realized by the Company in connection with vested and released restricted stock units	$26,250	$44,298	$29,204

As of June 30, 2015, the unrecognized stock-based compensation expense balance related to restricted stock units was $60.3 million, excluding the impact of estimated forfeitures, and will be recognized over a weighted-average remaining contractual term and an estimated weighted-average amortization period of 1.0 year. The intrinsic value of outstanding restricted stock units as of June 30, 2015 was $150.3 million.

Cash-Based Long-Term Incentive Compensation

Starting in the fiscal year ended June 30, 2013, the Company adopted a cash-based long-term incentive (“Cash LTI”) program for many of its employees as part of the Company’s employee compensation program. During the fiscal year ended June 30, 2015, the Company approved Cash LTI awards of $67.7 million under the Company’s Cash Long-Term Incentive Plan (“Cash LTI Plan”). Cash LTI awards issued to employees under the Cash LTI Plan will vest in four equal installments, with 25% of the aggregate amount of the Cash LTI award vesting on each yearly anniversary of the grant date over a four-year period. In order to receive payments under a Cash LTI award, participants must remain employed by the Company as of the applicable award vesting date. Executives and non-employee Board members are not participating in this program. During the fiscal years ended June 30, 2015 and 2014, the Company recognized $39.6 million and $26.2 million, respectively, in compensation expense under the Cash LTI Plan. As of June 30, 2015, the unrecognized compensation balance (excluding the impact of estimated forfeitures) related to the Cash LTI Plan was $94.5 million.

Employee Stock Purchase Plan

KLA-Tencor’s Employee Stock Purchase Plan (“ESPP”) provides that eligible employees may contribute up to 10% of their eligible earnings toward the semi-annual purchase of KLA-Tencor’s common stock. The ESPP is qualified under Section 423 of the Internal Revenue Code. The employee’s purchase price is derived from a formula based on the closing price of the common stock on the first day of the offering period versus the closing price on the date of purchase (or, if not a trading day, on the immediately preceding trading day).

The offering period (or length of the look-back period) under the ESPP has a duration of six months, and the purchase price with respect to each offering period beginning on or after such date is, until otherwise amended, equal to 85% of the lesser of (i) the fair market value of the Company’s common stock at the commencement of the applicable six-month offering period or (ii) the fair market value of the Company’s common stock on the purchase date. The Company estimates the fair value of purchase rights under the ESPP using a Black-Scholes valuation model.

The fair value of each purchase right under the ESPP was estimated on the date of grant using the Black-Scholes option valuation model and the straight-line attribution approach with the following weighted-average assumptions:

	Year ended June 30,
	2015	2014	2013
Stock purchase plan:
Expected stock price volatility	24.5%	27.5%	28.8%
Risk-free interest rate	0.1%	0.1%	0.1%
Dividend yield	2.8%	2.9%	3.2%
Expected life (in years)	0.50	0.50	0.50

The following table shows total cash received from employees for the issuance of shares under the ESPP, the number of shares purchased by employees through the ESPP, the tax benefits realized by the Company in connection with the disqualifying dispositions of shares purchased under the ESPP and the weighted-average fair value per share for the indicated periods:

(In thousands, except for weighted-average fair value per share)	Year ended June 30,
	2015	2014	2013
Total cash received from employees for the issuance of shares under the ESPP	$41,116	$39,675	$36,186
Number of shares purchased by employees through the ESPP	759	796	877
Tax benefits realized by the Company in connection with the disqualifying dispositions of shares purchased under the ESPP	$1,741	$2,221	$1,452
Weighted-average fair value per share based on Black-Scholes model	$14.55	$12.31	$10.46

The ESPP shares are replenished annually on the first day of each fiscal year by virtue of an evergreen provision. The provision allows for share replenishment equal to the lesser of 2.0 million shares or the number of shares which KLA-Tencor estimates will be required to be issued under the ESPP during the forthcoming fiscal year. In August 2014, the Company added 2.0 million additional shares to the ESPP pursuant to the plan’s share replenishment provision with respect to the fiscal year ended June 30, 2015. As of June 30, 2015, a total of 2.1 million shares were reserved and available for issuance under the ESPP.

Quarterly cash dividends

On May 7, 2015, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.50 per share on the outstanding shares of the Company’s common stock, which was paid on June 1, 2015 to the stockholders of record as of the close of business on May 18, 2015. Under the authoritative guidance, a dividend when declared is recognized as a reduction of retained earnings, to the extent available, with any excess recognized as a reduction of additional paid-in-capital. The total amount of regular quarterly cash dividends paid by the Company during the fiscal years ended June 30, 2015 and 2014 was $324.8 million and $298.9 million, respectively. The amount of accrued dividends for quarterly cash dividends for unvested restricted stock units with dividend equivalent rights was $0.9 million as of June 30, 2015. The Company had no accrued dividends for the quarterly cash dividends in the fiscal year ended June 30, 2014.

On July 14, 2015, the Company announced that its Board of Directors had authorized a further increase in the level of the Company’s quarterly cash dividend from $0.50 to $0.52 per share. Refer to Note 19, “Subsequent Events” for additional information on dividend increase announced subsequent to June 30, 2015.

Special cash dividend

On November 19, 2014, the Company’s Board of Directors declared a special cash dividend of $16.50 per share, which was paid on December 9, 2014 to the stockholders of record as of the close of business on December 1, 2014. Additionally, in connection with the special cash dividend, the Company’s Board of Directors and the Compensation Committee of the Board of Directors approved a proportionate and equitable adjustment to outstanding equity awards (restricted stock units and stock options), as required under the 2004 Plan, subject to the vesting requirements of the underlying awards. As the adjustment was required by the 2004 Plan, the adjustment to the outstanding awards did not result in any incremental compensation expense due to modification of such awards, under the authoritative guidance. Under the authoritative guidance, the dividend when declared is recognized as a reduction of retained earnings, to the extent available, with any excess recognized as a reduction of additional paid-in-capital. The special cash dividend reduced the retained earnings by $2.1 billion as of the special cash dividend declaration date, reducing the retained earnings amount to zero and the excess amount of the special cash dividend of $646.5 million was charged against additional paid-in capital. The declaration and payment of the special cash dividend are part of the Company’s leveraged recapitalization transaction under which the special cash dividend was financed through a combination of existing cash and proceeds from the debt financing disclosed in Note 7, “Debt” that was completed during the three months ended December 31, 2014. The total amount of the special cash dividend accrued by the Company during the three months ended December 31, 2014 was approximately $2.76 billion, substantially all of which was paid out during the three months ended December 31, 2014. As of June 30, 2015, the Company accrued a total of $41.1 million of dividends payable for the special cash dividend with respect to outstanding unvested restricted stock units, which will be paid when such underlying unvested restricted stock units vest. Other than the special cash dividend declared during the three months ended December 31, 2014, the Company historically has not declared any special cash dividends.

NOTE 9 — STOCK REPURCHASE PROGRAM

The Company’s Board of Directors has authorized a program for the Company to repurchase shares of the Company’s common stock. The intent of this program is to offset the dilution from KLA-Tencor’s equity incentive plans and employee stock purchase plan, as well as to return excess cash to the Company’s stockholders. Subject to market conditions, applicable legal requirements and other factors, the repurchases will be made from time to time in the open market in compliance with applicable securities laws, including the Securities Exchange Act of 1934 and the rules promulgated thereunder such as Rule 10b-18. On July 7, 2014, the Company’s Board of Directors authorized KLA-Tencor to repurchase up to 13.0 million additional shares of the Company’s common stock. On October 23, 2014, as part of the leveraged recapitalization transaction announcement, the Board of Directors authorized an increase to the existing stock repurchase program of 3.6 million additional shares of the Company’s common stock. As of June 30, 2015, an aggregate of approximately 9.4 million shares were available for repurchase under the Company’s repurchase program.

Share repurchases for the indicated periods (based on the trade date of the applicable repurchase) were as follows:

(In thousands)	Year ended June 30,
	2015	2014
Number of shares of common stock repurchased	9,255	3,835
Total cost of repurchases	$608,856	$240,843

As of June 30, 2015, the Company had repurchased 105,542 shares for $6.0 million, which repurchases had not settled prior to June 30, 2015 and were recorded as a component of other current liabilities.

NOTE 10 — NET INCOME PER SHARE

Basic net income per share is calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net income per share is calculated by using the weighted-average number of common shares outstanding during the period, increased to include the number of additional shares of common stock that would have been outstanding if the shares of common stock underlying the Company’s outstanding dilutive stock options and restricted stock units had been issued. The dilutive effect of outstanding options and restricted stock units is reflected in diluted net income per share by application of the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that the Company has not yet recognized, and the amount of tax benefits that is to be recorded in additional paid-in capital when the award becomes deductible are assumed to be used to repurchase shares.

The following table sets forth the computation of basic and diluted net income per share:

(In thousands, except per share amounts)	Year ended June 30,
	2015	2014	2013
Numerator:
Net income	$366,158	$582,755	$543,149
Denominator:
Weighted-average shares-basic, excluding unvested restricted stock units	162,282	166,016	166,089
Effect of dilutive options and restricted stock units	1,419	2,102	3,171

Weighted-average shares-diluted	163,701	168,118	169,260

Basic net income per share	$2.26	$3.51	$3.27
Diluted net income per share	$2.24	$3.47	$3.21
Anti-dilutive securities excluded from the computation of diluted net income per share	36	—	1,366

NOTE 11 — EMPLOYEE BENEFIT PLANS

KLA-Tencor has a profit sharing program for eligible employees, which distributes, on a quarterly basis, a percentage of the Company’s pre-tax profits. In addition, the Company has an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Since April 1, 2011, the employer match amount was 50% of the first $8,000 of an eligible employee’s contribution (i.e., a maximum of $4,000) during each fiscal year.

The total expenses under the profit sharing and 401(k) programs aggregated $14.2 million, $15.4 million and $13.1 million in the fiscal years ended June 30, 2015, 2014 and 2013, respectively. The Company has no defined benefit plans in the United States. In addition to the profit sharing plan and the United States 401(k), several of the Company’s foreign subsidiaries have retirement plans for their full-time employees, several of which are defined benefit plans. Consistent with the requirements of local law, the Company deposits funds for certain of these plans with insurance companies, with third-party trustees or into government-managed accounts and/or accrues for the unfunded portion of the obligation. The assumptions used in calculating the obligation for the foreign plans depend on the local economic environment.

The Company applies authoritative guidance that requires an employer to recognize the funded status of each of its defined pension and post-retirement benefit plans as a net asset or liability on its balance sheets. Additionally, the authoritative guidance requires an employer to measure the funded status of each of its plans as of the date of its year-end statement of financial position. The benefit obligations and related assets under the Company’s plans have been measured as of June 30, 2015 and 2014.

Summary data relating to the Company’s foreign defined benefit pension plans, including key weighted-average assumptions used, is provided in the following tables:

	Year ended June 30,
(In thousands)	2015	2014
Change in projected benefit obligation:
Projected benefit obligation as of the beginning of the fiscal year	$77,035	$71,276
Service cost	3,905	4,054
Interest cost	1,562	1,401
Contributions by plan participants	81	102
Actuarial loss	3,702	1,927
Benefit payments	(3,982)	(1,910)
Foreign currency exchange rate changes and others, net	(6,375)	185

Projected benefit obligation as of the end of the fiscal year	$75,928	$77,035

	Year ended June 30,
(In thousands)	2015	2014
Change in fair value of plan assets:
Fair value of plan assets as of the beginning of the fiscal year	$15,163	$13,317
Actual return on plan assets	334	274
Employer contributions	3,568	3,229
Benefit and expense payments	(3,982)	(1,910)
Foreign currency exchange rate changes and others, net	1,955	253

Fair value of plan assets as of the end of the fiscal year	$17,038	$15,163

	As of June 30,
(In thousands)	2015	2014
Underfunded status	$58,890	$61,872

	As of June 30,
(In thousands)	2015	2014
Plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligation	$46,419	$47,122
Projected benefit obligation	$75,928	$77,035
Plan assets at fair value	$17,038	$15,163

Year ended June 30,
	2015	2014	2013
Weighted-average assumptions:
Discount rate	1.3%-2.0%	1.5%-3.5%	1.5%-3.5%
Expected rate of return on assets	1.8%-2.5%	1.8%-3.8%	1.8%-4.0%
Rate of compensation increases	3.0%-5.5%	3.0%-5.5%	3.0%-5.0%

The assumptions for expected rate of return on assets were developed by considering the historical returns and expectations of future returns relevant to the country in which each plan is in effect and the investments applicable to the corresponding plan. The discount rate for each plan was derived by reference to appropriate benchmark yields on high quality corporate bonds, allowing for the approximate duration of both plan obligations and the relevant benchmark index.

The following table presents losses recognized in accumulated other comprehensive income (loss) before tax related to the Company’s foreign defined benefit pension plans:

	Year ended June 30,
(In thousands)	2015	2014
Unrecognized transition obligation	$515	$772
Unrecognized prior service cost	180	225
Unrealized net loss	24,119	23,645

Amount of losses recognized	$24,814	$24,642

Losses in accumulated other comprehensive income (loss) related to the Company’s foreign defined benefit pension plans expected to be recognized as components of net periodic benefit cost over the fiscal year ending June 30, 2016 are as follows:

(In thousands)	Year ending June 30, 2016
Unrecognized transition obligation	$255
Unrecognized prior service cost	42
Unrealized net loss	824

Amount of losses expected to be recognized	$1,121

The components of the Company’s net periodic cost relating to its foreign subsidiaries’ defined pension plans are as follows:

	Year ended June 30,
(In thousands)	2015	2014	2013
Components of net periodic pension cost:
Service cost	$3,905	$4,054	$3,399
Interest cost	1,562	1,401	1,320
Return on plan assets	(450)	(321)	(315)
Amortization of transitional obligation	259	262	372
Amortization of prior service cost	46	52	58
Amortization of net loss	1,014	1,021	633
Adjustment	(177)	—	(1,436)

Net periodic pension cost	$6,159	$6,469	$4,031

Fair Value of Plan Assets

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels of inputs used to measure fair value of plan assets are described in Note 2, “Fair Value Measurements.”

The foreign plans’ investments are managed by third-party trustees consistent with the regulations or market practice of the country where the assets are invested. The Company is not actively involved in the investment strategy, nor does it have control over the target allocation of these investments. These investments made up 100% of total foreign plan assets in the fiscal years ended June 30, 2015 and 2014.

The expected aggregate employer contribution for the foreign plans during the fiscal year ending June 30, 2016 is $1.7 million.

The total benefits to be paid from the foreign pension plans are not expected to exceed $2.5 million in any year through the fiscal year ending June 30, 2025.

Foreign plan assets measured at fair value on a recurring basis consisted of the following investment categories as of June 30, 2015 and 2014, respectively:

As of June 30, 2015 (In thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Cash and cash equivalents	$10,954	$10,954	$—
Bonds, equity securities and other investments	6,084	—	6,084

Total assets measured at fair value	$17,038	$10,954	$6,084

As of June 30, 2014 (In thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Cash and cash equivalents	$11,061	$11,061	$—
Bonds, equity securities and other investments	4,102	—	4,102

Total assets measured at fair value	$15,163	$11,061	$4,102

Concentration of Risk

The Company manages a variety of risks, including market, credit and liquidity risks, across its plan assets through its investment managers. The Company defines a concentration of risk as an undiversified exposure to one of the above-mentioned risks that increases the exposure of the loss of plan assets unnecessarily. The Company monitors exposure to such risks in the foreign plans by monitoring the magnitude of the risk in each plan and diversifying the Company’s exposure to such risks across a variety of instruments, markets and counterparties. As of June 30, 2015, the Company did not have concentrations of plan asset investment risk in any single entity, manager, counterparty, sector, industry or country.

NOTE 12 — INCOME TAXES

The components of income before income taxes are as follows:

	Year ended June 30,
(In thousands)	2015	2014	2013
Domestic income before income taxes	$157,251	$434,336	$420,862
Foreign income before income taxes	276,880	300,125	269,759

Total income before income taxes	$434,131	$734,461	$690,621

The provision for income taxes is comprised of the following:

	Year ended June 30,
(In thousands)	2015	2014	2013
Current:
Federal	$63,123	$98,937	$118,888
State	3,655	8,580	4,404
Foreign	25,438	27,867	25,112

	92,216	135,384	148,404
Deferred:
Federal	(22,390)	22,904	(2,552)
State	409	(334)	(1,036)
Foreign	(2,262)	(6,248)	2,656

	(24,243)	16,322	(932)

Provision for income taxes	$67,973	$151,706	$147,472

For the fiscal year ended June 30, 2015, actual current tax liabilities were lower than reflected in the table above by $16.7 million primarily due to a benefit for a deduction related to employee stock activity, which was recorded as an increase to capital in excess of par value.

For the fiscal year ended June 30, 2014, actual current tax liabilities were lower than reflected in the table above by $16.5 million primarily due to a benefit for a deduction related to employee stock activity, which was recorded as an increase to capital in excess of par value.

For the fiscal year ended June 30, 2013, actual current tax liabilities were lower than reflected in the table above by $6.9 million primarily due to a benefit for a deduction related to employee stock activity, which was recorded as an increase to capital in excess of par value.

The significant components of deferred income tax assets and liabilities are as follows:

	As of June 30,
(In thousands)	2015	2014
Deferred tax assets:
Tax credits and net operating losses	$108,615	$95,492
Employee benefits accrual	99,472	97,308
Stock-based compensation	18,722	17,676
Capitalized R&D expenses	47	12,051
Inventory reserves	92,649	83,783
Non-deductible reserves	47,176	41,469
Depreciation and amortization	13,267	2,572
Unearned revenue	16,150	13,937
Other	28,784	29,483

Gross deferred tax assets	424,882	393,771
Valuation allowance	(91,350)	(76,328)

Net deferred tax assets	$333,532	$317,443

Deferred tax liabilities:
Unremitted earnings of foreign subsidiaries not permanently reinvested	$(12,775)	$(17,334)
Deferred profit	(7,372)	(16,358)
Unrealized gain on investments	(2,673)	(1,168)

Total deferred tax liabilities	(22,820)	(34,860)

Total net deferred tax assets	$310,712	$282,583

As of June 30, 2015, the Company had U.S. federal, state and foreign net operating loss (“NOL”) carry-forwards of approximately $25.7 million, $90.8 million and $50.2 million, respectively. The U.S. federal NOL carry-forwards will expire at various dates beginning in 2023 through 2027. The utilization of NOLs created by acquired companies is subject to annual limitations under Section 382 of the Internal Revenue Code. However, it is not expected that such annual limitation will significantly impair the realization of these NOLs. The state NOLs will begin to expire in 2017. State credits of $123.7 million will be carried over indefinitely. The foreign NOL carry-forwards will begin to expire in 2016.

The net deferred tax asset valuation allowance was $91.4 million and $76.3 million as of June 30, 2015 and June 30, 2014, respectively. The change was primarily due to an increase in the valuation allowance related to state credit carry-forwards generated in the fiscal year ended June 30, 2015. The valuation allowance is based on the Company’s assessment that it is more likely than not that certain deferred tax assets will not be realized in the foreseeable future. Of the valuation allowance as of June 30, 2015, $76.9 million relates to state credit carry-forwards. The remainder of the valuation allowance relates primarily to foreign NOL carry-forwards.

As of June 30, 2015, U.S. income taxes were not provided for on a cumulative total of approximately $1.7 billion of undistributed earnings for certain non-U.S. subsidiaries. If these undistributed earnings were repatriated to the United States, they would generate foreign tax credits to reduce the federal tax liability associated with the foreign dividend. Assuming full utilization of the foreign tax credits, the potential deferred tax liability associated with undistributed earnings would be approximately $573.9 million.

KLA-Tencor benefits from tax holidays in Israel and Singapore where it manufactures certain of its products. These tax holidays are on approved investments and are scheduled to expire at varying times. One tax holiday expired this year and the remaining tax holidays will expire beginning in 2019 through 2021. The impact on the tax holiday that expired this year was approximately $3.1 million in tax savings for the fiscal year ended June 30, 2015. The Company was in compliance with all the terms and conditions of the tax holidays as of June 30, 2015. The net impact of these tax holidays was to decrease the Company’s tax expense by approximately $20.4 million, $25.8 million and $25.8 million in the fiscal years ended June 30, 2015, 2014 and 2013, respectively. The benefits of the tax holidays on diluted net income per share were $0.13, $0.15 and $0.15 for the fiscal years ended June 30, 2015, 2014 and 2013, respectively.

The reconciliation of the United States federal statutory income tax rate to KLA-Tencor’s effective income tax rate is as follows:

	Year ended June 30,
	2015	2014	2013
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	0.7%	0.7%	0.3%
Effect of foreign operations taxed at various rates	(15.3)%	(11.5)%	(9.6)%
Research and development tax credit	(3.7)%	(1.5)%	(3.1)%
Net change in tax reserves	1.5%	0.3%	1.7%
Domestic manufacturing benefit	(2.1)%	(1.4)%	(1.6)%
Effect of stock-based compensation	0.8%	0.4%	(0.3)%
Other	(1.2)%	(1.3)%	(1.0)%

Effective income tax rate	15.7%	20.7%	21.4%

A reconciliation of gross unrecognized tax benefits is as follows:

	Year ended June 30,
(In thousands)	2015	2014	2013
Unrecognized tax benefits at the beginning of the year	$59,575	$59,494	$50,839
Increases for tax positions taken in prior years	1,245	551	2,701
Decreases for tax positions taken in prior years	(7)	(764)	(905)
Increases for tax positions taken in current year	11,634	11,585	12,709
Decreases for settlements with taxing authorities	—	(3,601)	(3,907)
Decreases for lapsing of statutes of limitations	(3,429)	(7,690)	(1,943)

Unrecognized tax benefits at the end of the year	$69,018	$59,575	$59,494

The amount of unrecognized tax benefits that would impact the effective tax rate was $69.0 million, $59.6 million and $59.5 million as of June 30, 2015, 2014 and 2013 respectively. The amount of interest and penalties recognized during the years ended June 30, 2015, 2014, and 2013 was $1.2 million, $0.7 million, and $1.4 million, respectively. KLA-Tencor’s policy is to include interest and penalties related to unrecognized tax benefits within other expense (income), net. The amount of interest and penalties accrued as of June 30, 2015 and 2014 was approximately $7.9 million and $6.7 million, respectively.

The Company is subject to federal income tax examinations for all years beginning from the fiscal year ended June 30, 2011 and is under United States federal income tax examination for the fiscal year ended June 30, 2013. The Company is subject to state income tax examinations for all years beginning from the fiscal year ended June 30, 2011. The Company is also subject to examinations in other major foreign jurisdictions, including Singapore, for all years beginning from the fiscal year ended June 30, 2011. The Company believes that adequate amounts have been reserved for any adjustments that may ultimately result from any future examinations of these years.

It is possible that certain examinations may be concluded in the next twelve months. The Company believes it is possible that it may recognize up to $27.3 million of its existing unrecognized tax benefits within the next 12 months as a result of the lapse of statutes of limitations and the resolution of examinations with various tax authorities.

NOTE 13 — COMMITMENTS AND CONTINGENCIES

Factoring. KLA-Tencor has agreements (referred to as “factoring agreements”) with financial institutions to sell certain of its trade receivables and promissory notes from customers without recourse. The Company does not believe it is at risk for any material losses as a result of these agreements. In addition, the Company periodically sells certain letters of credit (“LCs”), without recourse, received from customers in payment for goods.

The following table shows total receivables sold under factoring agreements and proceeds from sales of LCs for the indicated periods:

	Year ended June 30,
(In thousands)	2015	2014
Receivables sold under factoring agreements	$137,285	$116,292
Proceeds from sales of LCs	$6,920	$8,323

Factoring and LC fees for the sale of certain trade receivables were recorded in other expense (income), net and were not material for the periods presented.

Facilities. KLA-Tencor leases certain of its facilities under arrangements that are accounted for as operating leases. Rent expense was $9.1 million, $8.7 million and $9.2 million for the fiscal years ended June 30, 2015, 2014 and 2013, respectively.

The following is a schedule of expected operating lease payments:

Fiscal year ending June 30,	Amount (In thousands)
2016	$8,008
2017	5,818
2018	3,964
2019	1,815
2020	1,220
2021 and thereafter	556

Total minimum lease payments	$21,381

Purchase Commitments. KLA-Tencor maintains commitments to purchase inventory from its suppliers as well as goods and services in the ordinary course of business. The Company’s liability under these purchase commitments is generally restricted to a forecasted time-horizon as mutually agreed upon between the parties. This forecasted time-horizon can vary among different suppliers. The Company’s estimate of its significant purchase commitments is approximately $298.7 million as of June 30, 2015 which are primarily due within the next 12 months. Actual expenditures will vary based upon the volume of the transactions and length of contractual service provided. In addition, the amounts paid under these arrangements may be less in the event that the arrangements are renegotiated or canceled. Certain agreements provide for potential cancellation penalties.

Cash Long-Term Incentive Plan. As of June 30, 2015, the Company had committed $125.0 million to future payment obligations under its Cash LTI Plan. The calculation of compensation expense related to the Cash LTI Plan includes estimated forfeiture rate assumptions. Cash LTI awards issued to employees under the Cash LTI Plan vest in four equal installments, with 25% of the aggregate amount of the Cash LTI award vesting on each yearly anniversary of the grant date over a four-year period. In order to receive payments under a Cash LTI award, participants must remain employed by the Company as of the applicable award vesting date.

Warranties, Guarantees and Contingencies. KLA-Tencor provides standard warranty coverage on its systems for 40 hours per week for 12 months, providing labor and parts necessary to repair the systems during the warranty period. The Company accounts for the estimated warranty cost as a charge to costs of revenues when revenue is recognized. The estimated warranty cost is based on historical product performance and field expenses. Utilizing actual service records, the Company calculates the average service hours and parts expense per system and applies the actual labor and overhead rates to determine the estimated warranty charge. The Company updates these estimated charges on a regular basis. The actual product performance and/or field expense profiles may differ, and in those cases the Company adjusts its warranty accruals accordingly.

The following table provides the changes in the product warranty accrual for the indicated periods:

	Year ended June 30,
(In thousands)	2015	2014
Beginning balance	$37,746	$42,603
Accruals for warranties issued during the period	39,368	45,540
Changes in liability related to pre-existing warranties	(572)	(8,462)
Settlements made during the period	(40,129)	(41,935)

Ending balance	$36,413	$37,746

The Company maintains guarantee arrangements available through various financial institutions for up to $22.5 million, of which $19.0 million had been issued as of June 30, 2015, primarily to fund guarantees to customs authorities for value-added tax (“VAT”) and other operating requirements of the Company’s subsidiaries in Europe and Asia.

KLA-Tencor is a party to a variety of agreements pursuant to which it may be obligated to indemnify the other party with respect to certain matters. Typically, these obligations arise in connection with contracts and license agreements or the sale of assets, under which the Company customarily agrees to hold the other party harmless against losses arising from, or provides customers with other remedies to protect against, bodily injury or damage to personal property caused by the Company’s products, non-compliance with the Company’s product performance specifications, infringement by the Company’s products of third-party intellectual property rights and a breach of warranties, representations and covenants related to matters such as title to assets sold, validity of certain intellectual property rights, non-infringement of third-party rights, and certain income tax-related matters. In each of these circumstances, payment by the Company is typically subject to the other party making a claim to and cooperating with the Company pursuant to the procedures specified in the particular contract.

This usually allows the Company to challenge the other party’s claims or, in case of breach of intellectual property representations or covenants, to control the defense or settlement of any third-party claims brought against the other party. Further, the Company’s obligations under these agreements may be limited in terms of amounts, activity (typically at the Company’s option to replace or correct the products or terminate the agreement with a refund to the other party), and duration. In some instances, the Company may have recourse against third parties and/or insurance covering certain payments made by the Company.

Subject to certain limitations, the Company is obligated to indemnify its current and former directors, officers and employees with respect to certain litigation matters and investigations that arise in connection with their service to the Company. These obligations arise under the terms of the Company’s certificate of incorporation, its bylaws, applicable contracts, and Delaware and California law. The obligation to indemnify generally means that the Company is required to pay or reimburse the individuals’ reasonable legal expenses and possibly damages and other liabilities incurred in connection with these matters.

In addition, the Company may in limited circumstances enter into agreements that contain customer-specific commitments on pricing, tool reliability, spare parts stocking levels, response time and other commitments. Furthermore, the Company may give these customers limited audit or inspection rights to enable them to confirm that the Company is complying with these commitments. If a customer elects to exercise its audit or inspection rights, the Company may be required to expend significant resources to support the audit or inspection, as well as to defend or settle any dispute with a customer that could potentially arise out of such audit or inspection. To date, the Company has made no significant accruals in its consolidated financial statements for this contingency. While the Company has not in the past incurred significant expenses for resolving disputes regarding these types of commitments, the Company cannot make any assurance that it will not incur any such liabilities in the future.

It is not possible to predict the maximum potential amount of future payments under these or similar agreements due to the conditional nature of the Company’s obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the Company under these agreements have not had a material effect on its business, financial condition, results of operations or cash flows.

NOTE 14 — LITIGATION AND OTHER LEGAL MATTERS

The Company is named from time to time as a party to lawsuits and other types of legal proceedings and claims in the normal course of its business. Actions filed against the Company include commercial, intellectual property, customer, and labor and employment related claims, including complaints of alleged wrongful termination and potential class action lawsuits regarding alleged violations of federal and state wage and hour and other laws. In general, legal proceedings and claims, regardless of their merit, and associated internal investigations (especially those relating to intellectual property or confidential information disputes) are often expensive to prosecute, defend or conduct and may divert management’s attention and other company resources. Moreover, the results of legal proceedings are difficult to predict, and the costs incurred in litigation can be substantial, regardless of outcome. The Company believes the amounts provided in its consolidated financial statements are adequate in light of the probable and estimated liabilities. However, because such matters are subject to many uncertainties, the ultimate outcomes are not predictable, and there can be no assurances that the actual amounts required to satisfy alleged liabilities from the matters described above will not exceed the amounts reflected in the Company’s consolidated financial statements or will not have a material adverse effect on its results of operations, financial condition or cash flows.

NOTE 15 — RESTRUCTURING CHARGES

The Company has in recent years undertaken a number of cost reduction activities, including workforce reductions, in an effort to lower its ongoing expense run rate. The program in the United States is accounted for in accordance with the authoritative guidance related to compensation for non-retirement post-employment benefits, whereas the programs in the Company’s international locations are accounted for in accordance with the authoritative guidance for contingencies.

In April 2015, we announced a plan to reduce our global employee workforce to streamline our organization and business processes in response to changing customer requirement in our industry. The goals of this reduction are to enable continued innovation, direct our resources toward our best opportunities and lower our ongoing expense run rate. During the fiscal year ended June 30, 2015, we recorded a $31.6 million net restructuring charge, of which $8.0 million was recorded to costs of revenues, $11.1 million to engineering, research and development expense and $12.5 million to selling, general and administrative expense. Net restructuring charge amounting to $22.4 million was recorded during the fourth quarter of fiscal year ended June 30, 2015, substantial majority of which is related to our global workforce reduction plan.

The following table shows the activity primarily related to accrual for severance and benefits for the fiscal years ended June 30, 2015 and 2014:

	Year ended June 30,
(In thousands)	2015	2014
Beginning balance	$2,329	$3,947
Restructuring costs	31,569	6,662
Adjustments	1,177	(459)
Cash payments	(10,188)	(7,821)

Ending balance	$24,887	$2,329

The accrual for severance and benefits as of June 30, 2015 is expected to be paid out by the end of our fiscal quarter ending December 31, 2015.

The Company expects to incur additional charges, including additional severance costs and other related costs, in connection with the completion of its global workforce reduction during the first two quarters of fiscal year 2016.

NOTE 16 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The authoritative guidance requires companies to recognize all derivative instruments and hedging activities, including foreign currency exchange contracts, as either assets or liabilities at fair value on the balance sheet. Changes in the fair value of derivatives that do not qualify for hedge treatment, as well as the ineffective portion of any hedges, are recognized in other expense (income), net in the consolidated statements of operations. In accordance with the guidance, the Company designates foreign currency forward exchange and option contracts as cash flow hedges of certain forecasted foreign currency denominated sales and purchase transactions.

KLA-Tencor’s foreign subsidiaries operate and sell KLA-Tencor’s products in various global markets. As a result, KLA-Tencor is exposed to risks relating to changes in foreign currency exchange rates. KLA-Tencor utilizes foreign currency forward exchange contracts and option contracts to hedge against future movements in foreign exchange rates that affect certain existing and forecasted foreign currency denominated sales and purchase transactions, such as the Japanese yen, the euro, the New Taiwan dollar and the Israeli new shekel. The Company routinely hedges its exposures to certain foreign currencies with various financial institutions in an effort to minimize the impact of certain currency exchange rate fluctuations. These currency forward exchange contracts and options, designated as cash flow hedges, generally have maturities of less than 18 months. Cash flow hedges are evaluated for effectiveness monthly, based on changes in total fair value of the derivatives. If a financial counterparty to any of the Company’s hedging arrangements experiences financial difficulties or is otherwise unable to honor the terms of the foreign currency hedge, the Company may experience material losses.

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gains or losses on the derivative is reported as a component of accumulated other comprehensive income (loss) (“OCI”) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Changes in the fair value of currency forward exchange and option contracts due to changes in time value are excluded from the assessment of effectiveness. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

For derivative instruments that are not designated as accounting hedges, gains and losses are recognized in other expense (income), net. The Company uses foreign currency forward contracts to hedge certain foreign currency denominated assets or liabilities. The gains and losses on these derivatives are largely offset by the changes in the fair value of the assets or liabilities being hedged.

In October 2014, in anticipation of the issuance of the Senior Notes, the Company entered into a series of forward contracts (“Rate Lock Agreements”) to lock the benchmark rate on a portion of the Senior Notes. The objective of the Rate Lock Agreements was to hedge the risk associated with the variability in interest rates due to the changes in the benchmark rate leading up to the closing of the intended financing, on the notional amount being hedged. The Rate Lock Agreements had a notional amount of $1 billion in aggregate which matured in the second quarter of the fiscal year ended June 30, 2015. The Company designated each of the Rate Lock Agreements as a qualifying hedging instrument and accounted for as a cash flow hedge, under which the effective portion of the gain or loss on the close out of the Rate Lock Agreements was initially recognized in accumulated other comprehensive income (loss) as a reduction of total stockholders’ equity and subsequently amortized into earnings as a component of interest expense over the term of the underlying debt. The ineffective portion, if any, was recognized in earnings immediately. The Rate Lock Agreements were terminated on the date of pricing of the $1.25 billion of 4.650% Senior Notes due in 2024 and the Company recorded the fair value of a $7.5 million receivable as a gain within accumulated other comprehensive income (loss) as of December 31, 2014. For the fiscal year ended June 30, 2015, the Company recognized $0.5 million for the amortization of the gain recognized in accumulated other comprehensive income (loss), which amount reduced the interest expense. The Company did not record any ineffectiveness for the fiscal year ended June 30, 2015. The cash proceeds of $7.5 million from the settlement of the Rate Lock Agreements were included in the cash flows from operating activities in the consolidated statements of cash flows for the fiscal year ended June 30, 2015 because the designated hedged item was classified as interest expense in the cash flows from operating activities in the consolidated statements of cash flows.

In addition, in November 2014, the Company entered into a non-designated forward contract to lock the treasury rate used to determine the redemption amount of the 2018 Senior Notes that occurred during the three months ended December 31, 2014. The objective of the forward contract was to hedge the risk associated with the variability of the redemption amount due to changes in interest rates through the redemption of the existing 2018 Senior Notes. The forward contract had a notional amount of $750 million. The forward contract was terminated in December 2014 and the resulting fair value of $1.2 million receivable was included in the loss on extinguishment of debt and other, net line in the consolidated statements of operations, partially offsetting the loss on redemption of the debt during the three months December 31, 2014. The cash proceeds from the forward contract were included in the cash flows from financing activities in the consolidated statements of cash flows for the fiscal year ended June 30, 2015, partially offsetting the cash outflows for the redemption of the 2018 Senior Notes.

Derivatives in Cash Flow Hedging Relationships: Foreign Exchange and Interest Rate Contracts

The locations and amounts of designated and non-designated derivative instruments’ gains and losses reported in the consolidated financial statements for the indicated periods were as follows:

		Year ended June 30,
(In thousands)	Location in Financial Statements	2015	2014
Derivatives Designated as Hedging Instruments
Gains in accumulated OCI on derivatives (effective portion)	Accumulated OCI	$13,745	$1,641

Gains reclassified from accumulated OCI into income (effective portion):	Revenues	$7,615	$3,851
	Costs of revenues	(1,503)	294
	Interest expense	503	—

	Net gains reclassified from accumulated OCI into income (effective portion)	$6,615	$4,145

Gains recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)	Other expense (income), net	$243	$18

Derivatives Not Designated as Hedging Instruments
Gains recognized in income	Other expense (income), net	$13,976	$2,856

	Loss on extinguishment of debt and other, net	$1,180	$—

The U.S. dollar equivalent of all outstanding notional amounts of hedge contracts, with maximum maturity of 16 months, as of the dates indicated below was as follows:

(In thousands)	As of June 30, 2015	As of June 30, 2014
Cash flow hedge contracts
Purchase	$32,775	$6,066
Sell	$88,800	$33,999
Other foreign currency hedge contracts
Purchase	$64,012	$108,901
Sell	$123,091	$106,322

The locations and fair value amounts of the Company’s derivative instruments reported in its Consolidated Balance Sheets as of the dates indicated below were as follows:

	Asset Derivatives			Liability Derivatives
	Balance Sheet Location	As of June 30, 2015	As of June 30, 2014	Balance Sheet Location	As of June 30, 2015	As of June 30, 2014
(In thousands)		Fair Value			Fair Value
Derivatives designated as hedging instruments
Foreign exchange contracts	Other current assets	$1,722	$120	Other current liabilities	$1,920	$100

Total derivatives designated as hedging instruments		1,722	120		1,920	100

Derivatives not designated as hedging instruments
Foreign exchange contracts	Other current assets	1,342	546	Other current liabilities	1,186	798

Total derivatives not designated as hedging instruments		1,342	546		1,186	798

Total derivatives		$3,064	$666		$3,106	$898

The following table provides the balances and changes in accumulated OCI, before taxes, related to derivative instruments for the indicated periods:

	Year ended June 30,
(In thousands)	2015	2014
Beginning balance	$(20)	$2,484
Amount reclassified to income	(6,615)	(4,145)
Net change in unrealized gains or losses	13,745	1,641

Ending balance	$7,110	$(20)

Offsetting of Derivative Assets and Liabilities

KLA-Tencor presents derivatives at gross fair values in the Consolidated Balance Sheets. The Company has entered into arrangements with each of its counterparties, which reduce credit risk by permitting net settlement of transactions with the same counterparty under certain conditions. As of June 30, 2015 and 2014, information related to the offsetting arrangements was as follows (in thousands):

As of June 30, 2015				Gross Amounts of Derivatives Not Offset in the Consolidated Balance Sheets
Description	Gross Amounts of Derivatives	Gross Amounts of Derivatives Offset in the Consolidated Balance Sheets	Net Amount of Derivatives Presented in the Consolidated Balance Sheets	Financial Instruments	Cash Collateral Received	Net Amount
Derivatives—Assets	$3,064	$—	$3,064	$(2,809)	$—	$255
Derivatives—Liabilities	$(3,106)	$—	$(3,106)	$2,809	$—	$(297)

As of June 30, 2014				Gross Amounts of Derivatives Not Offset in the Consolidated Balance Sheets
Description	Gross Amounts of Derivatives	Gross Amounts of Derivatives Offset in the Consolidated Balance Sheets	Net Amount of Derivatives Presented in the Consolidated Balance Sheets	Financial Instruments	Cash Collateral Received	Net Amount
Derivatives—Assets	$666	$—	$666	$(423)	$—	$243
Derivatives—Liabilities	$(898)	$—	$(898)	$423	$—	$(475)

NOTE 17 — SEGMENT REPORTING AND GEOGRAPHIC INFORMATION

KLA-Tencor reports one reportable segment in accordance with the provisions of the authoritative guidance for segment reporting. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. KLA-Tencor’s chief operating decision maker is the Chief Executive Officer.

The Company is engaged primarily in designing, manufacturing and marketing process control and yield management solutions for the semiconductor and related nanoelectronics industries. All operating segments have been aggregated due to their inter-dependencies, commonality of long-term economic characteristics, products and services, the production processes, class of customer and distribution processes. The Company’s service products are an extension of the system product portfolio and provide customers with spare parts and fab management services (including system preventive maintenance and optimization services) to improve yield, increase production uptime and throughput, and lower the cost of ownership. Since the Company operates in one reportable segment, all financial segment information required by the authoritative guidance can be found in the consolidated financial statements.

The Company’s significant operations outside the United States include manufacturing facilities in Singapore, Israel, Germany and China and sales, marketing and service offices in Western Europe, Japan and the Asia Pacific regions. For geographical revenue reporting, revenues are attributed to the geographic location in which the customer is located. Long-lived assets consist of land, property and equipment, net and are attributed to the geographic region in which they are located.

The following is a summary of revenues by geographic region, based on ship-to location, for the indicated periods (as a percentage of total revenues):

	Year ended June 30,
(Dollar amounts in thousands)	2015		2014		2013
Revenues:
North America	$815,914	29%	$705,159	24%	$846,125	30%
Taiwan	691,482	25%	741,470	25%	936,445	33%
Japan	426,963	15%	334,653	11%	310,204	11%
Europe & Israel	194,670	7%	306,779	11%	211,121	7%
Korea	405,320	14%	371,139	13%	292,724	10%
Rest of Asia	279,700	10%	470,208	16%	246,162	9%

Total	$2,814,049	100%	$2,929,408	100%	$2,842,781	100%

The following is a summary of revenues by major products for the indicated periods (as a percentage of total revenues):

	Year ended June 30,
(Dollar amounts in thousands)	2015		2014		2013
Revenues:
Defect inspection	$1,541,422	55%	$1,685,114	58%	$1,594,128	56%
Metrology	492,175	18%	532,002	18%	540,835	19%
Service	688,653	24%	642,971	22%	595,634	21%
Other	91,799	3%	69,321	2%	112,184	4%

Total	$2,814,049	100%	$2,929,408	100%	$2,842,781	100%

In the fiscal year ended June 30, 2015, three customers accounted for approximately 15%, 12% and 11% of total revenues. In the fiscal year ended June 30, 2014, three customers accounted for approximately 18%, 14% and 11% of total revenues. In the fiscal year ended June 30, 2013, two customers accounted for approximately 23% and 13% of total revenues.

Long-lived assets by geographic region as of the dates indicated below were as follows:

	As of June 30,
(In thousands)	2015	2014
Long-lived assets:
United States	$207,779	$219,280
Europe	16,536	19,527
Singapore	45,444	48,938
Israel	33,841	33,388
Rest of Asia	10,991	9,130

Total	$314,591	$330,263

NOTE 18 — RELATED PARTY TRANSACTIONS

During the fiscal years ended June 30, 2015, 2014 and 2013, the Company purchased from, or sold to, several entities, where one or more executive officers of the Company or members of the Company’s Board of Directors, or their immediate family members, also serves as an executive officer or board member, including Avago Technologies Ltd., Cisco Systems, Inc., Citrix System, Inc., Freescale Semiconductor, Inc., JDS Uniphase Corporation, NetApp, Inc. and SAP AG. The following table provides the transactions with these parties for the indicated periods (for the portion of the period during which they were considered related):

	Year ended June 30,
(In thousands)	2015	2014	2013
Total revenues	$1,856	$2,701	$6,854
Total purchases	$1,098	$2,622	$4,460

The Company had a receivable balance from these parties of $0.1 million and $1.8 million as of June 30, 2015 and 2014, respectively. Management believes that such transactions are at arm’s length and on similar terms as would have been obtained from unaffiliated third parties.

NOTE 19 — SUBSEQUENT EVENTS

On July 14, 2015, the Company announced that its Board of Directors had authorized a further increase in the level of the Company’s quarterly cash dividend from $0.50 to $0.52 per share. On August 6, 2015, the Company announced that its Board of Directors had declared a quarterly cash dividend of $0.52 per share to be paid on September 1, 2015 to stockholders of record as of the close of business on August 17, 2015.

NOTE 20 — QUARTERLY CONSOLIDATED RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the Company’s quarterly consolidated results of operations (unaudited) for the fiscal years ended June 30, 2015 and 2014.

(In thousands, except per share data)	First quarter ended September 30, 2014	Second quarter ended December 31, 2014	Third quarter ended March 31, 2015	Fourth quarter ended June 30, 2015
Total revenues	$642,901	$676,357	$738,459	$756,332
Gross margin	$354,434	$393,144	$418,177	$433,065
Net income	$72,233	$20,268	$131,638	$142,019
Net income per share:
Basic(1)	$0.44	$0.12	$0.81	$0.90
Diluted(1)	$0.43	$0.12	$0.81	$0.89

(In thousands, except per share data)	First quarter ended September 30, 2013	Second quarter ended December 31, 2013	Third quarter ended March 31, 2014	Fourth quarter ended June 30, 2014
Total revenues	$658,337	$705,129	$831,599	$734,343
Gross margin	$380,680	$419,315	$488,773	$407,678
Net income	$111,197	$139,246	$203,581	$128,731
Net income per share:
Basic(1)	$0.67	$0.84	$1.22	$0.78
Diluted(1)	$0.66	$0.83	$1.21	$0.77

(1)	Basic and diluted earnings per share are computed independently for each of the quarters presented based on the weighted-average basic and fully diluted shares outstanding for each quarter. Therefore, the sum of quarterly basic and diluted per share information may not equal annual basic and diluted earnings per share.

The Company’s net income decreased to $20.3 million in the three months ended December 31, 2014, primarily as a result of a pre-tax net loss of $131.7 million pertaining to the net loss on extinguishment of debt and certain one-time expenses of $2.5 million associated with the leverage recapitalization.

SCHEDULE II

Valuation and Qualifying Accounts

(In thousands)	Balance at Beginning of Period	Charged to Expense	Deductions/ Adjustments	Balance at End of Period
Fiscal Year Ended June 30, 2013:
Allowance for Doubtful Accounts	$22,327	$—	$(192)	$22,135
Allowance for Deferred Tax Assets	$40,479	$—	$16,618	$57,097
Fiscal Year Ended June 30, 2014:
Allowance for Doubtful Accounts	$22,135	$—	$(308)	$21,827
Allowance for Deferred Tax Assets	$57,097	$—	$19,231	$76,328
Fiscal Year Ended June 30, 2015:
Allowance for Doubtful Accounts	$21,827	$—	$(164)	$21,663
Allowance for Deferred Tax Assets	$76,328	$—	$15,022	$91,350